EXHIBIT 10.3
EXECUTION VERSION
LOAN AND SECURITY AGREEMENT
dated as of July 2, 2007
among
LEAF III A SPE, LLC,
The Lenders Party Hereto,
and
MERRILL LYNCH BANK USA,
as Administrative Agent

- i -

Appendix A Commitments
Exhibit A-1 CP Rate Note
Exhibit A-2 LIBO Rate Note
Exhibit B Assignment and Acceptance
 - ii -

LOAN AND SECURITY AGREEMENT
     This LOAN AND SECURITY AGREEMENT, dated as of July 2, 2007 (this “Agreement”), among LEAF III A SPE, LLC, a Delaware limited liability company (“Borrower”), the Lenders party hereto and MERRILL LYNCH BANK USA, a Utah industrial bank (“MLBUSA”), as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”).
WITNESSETH:
     WHEREAS, capitalized terms used in these recitals shall have the meanings assigned to them in Article I hereof;
     WHEREAS, pursuant to the Purchase and Sale Agreement, LEAF Funding shall from time to time sell to LEAF III, and LEAF III shall from time to time purchase from LEAF Funding, all of LEAF Funding’s right, title and interest in, to and under certain Purchased Contracts;
     WHEREAS, pursuant to the Purchase and Contribution Agreement, LEAF III shall from time to time sell and contribute to Borrower, and Borrower shall from time to time purchase from LEAF III, all of LEAF III’s right, title and interest in, to and under such Purchased Contracts;
     WHEREAS, pursuant to the terms and conditions hereof, the Lenders have severally agreed to make Advances to Borrower in order to fund a portion of the Purchase Price of each such Purchased Contract;
     WHEREAS, pursuant to the terms and conditions hereof, Borrower has agreed to secure its obligations to the Lenders hereunder by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on, among other things, all of Borrower’s right, title and interest in, to and under such Purchased Contracts; and
     WHEREAS, pursuant to the Servicing Agreement, the Servicer shall service such Purchased Contracts.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     SECTION 1.01. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Definitions and Rules of Construction attached as Appendix A (“Appendix A”) to that certain Purchase and Sale Agreement, of even date herewith, by and between LEAF Funding, Inc., a Delaware corporation, and LEAF Equipment Leasing Income Fund III, L.P., a Delaware limited partnership; provided, as used herein, the term “Agreement” means this Agreement, including all amendments, modifications and supplements and any appendices, exhibits or schedules to any of the foregoing.
     SECTION 1.02. Construction. This Agreement shall be subject to the rules of construction set forth in Appendix A.
ARTICLE II
ADVANCES
     SECTION 2.01. Commitments.
          (a) During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Advances to Borrower in an aggregate amount up to but not exceeding such Lender’s Commitment; provided, after giving effect to the making of any Advances in no event shall the aggregate principal amount of all outstanding Advances exceed the Credit Limit. Amounts borrowed pursuant to this Section 2.01 may be borrowed and repaid or prepaid, but not reborrowed, during the Commitment Period. Each Lender’s Commitment shall expire on the Commitment Termination Date. The aggregate amount of the Commitments as of the Closing Date is $100,000,000.
          (b) So long as no Termination Event then exists, upon the earlier to occur of (x) five (5) days’ prior written notice by Borrower to the Administrative Agent, and (y) November 30, 2007, the Commitments shall increase by $100,000,000. The Lenders agree that such increase in the Commitments shall be a pro rata increase in the CP Advance Rate Commitments and the LIBO Rate Commitments.
     SECTION 2.02. Advances
          (a) Subject to the terms and conditions hereof, each Lender shall make an Advance requested by a Purchase Date Notice to Borrower on the applicable Purchase Date in an amount equal to such Lender’s Pro Rata Share of the product of (x) the Advance Rate as of such date, times (y) the Contract Value of all Purchased Contracts to be purchased as of such Purchase Date; provided, the aggregate minimum amount of all Advances to be made on a Purchase Date shall be $1,000,000.
          (b) Whenever Borrower desires that the Lenders make Advances, Borrower shall deliver to the Administrative Agent at the Notice Office a fully executed and delivered Purchase Date Notice, not later than 12:00 noon (New York City time) on the date which is no later than two (2) Business Days prior to the date of a proposed making of Advances. Except as otherwise provided herein, a Purchase Date Notice shall be irrevocable, and Borrower shall be bound to make a borrowing in accordance therewith.
          (c) Notice of receipt of each Purchase Date Notice, together with the amount of each Lender’s Pro Rata Share of the aggregate amount of the Advances requested thereby, shall be provided by the Administrative Agent to each applicable Lender by Approved Electronic Communications with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 12:00 noon (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Purchase Date Notice from Borrower; otherwise, by Administrative Agent by 12:00 noon (New York City time) on the Business Day immediately following receipt of the Purchase Date Notice.
          (d) Each Lender shall make the amount of its Advance available to the Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Purchase Date by wire transfer of same day funds in Dollars, at the Payment Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Advances available to Borrower on the applicable Purchase Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Advances received by the Administrative Agent from the Lenders to be credited to the account of Borrower at the Payment Office or such other account as may be designated in writing to the Administrative Agent by Borrower.
     SECTION 2.03. Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares. All Advances shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make an Advance requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make an Advance requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Purchase Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Advance requested on such Purchase Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Purchase Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Purchase Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Purchase Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Purchase Date until the date such amount is paid to the Administrative Agent, at the Base Rate plus the Facility Fee Rate. Nothing in this Section 2.03(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
     SECTION 2.04. Evidence of Debt; Register; Notes.

          (a) Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the indebtedness of Borrower to such Lender, including the amounts of the Advances made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Advances; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. The Administrative Agent shall maintain at the Payment Office a register for the recordation of the names and addresses of the Lenders and the Commitments and Advances of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Advances) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Commitments and the Advances, and each repayment or prepayment in respect of the principal amount of the Advances, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Advance. Borrower hereby designates MLBUSA to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.04, and Borrower hereby agrees that, to the extent MLBUSA serves in such capacity, MLBUSA and its officers, directors, employees, agents and affiliates shall constitute “Indemnified Parties.”
          (c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to the Administrative Agent), Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.02, or otherwise pursuant to a joinder agreement), promptly after Borrower’s receipt of such notice a Note or Notes (which shall have accompanied such notice) to evidence such Lender’s Advances.
     SECTION 2.05. Interest.
          (a) Except as otherwise set forth herein, the unpaid principal amount of each Advance shall bear interest on each day during an Accrual Period at a rate equal to:
     (i) with respect to each CP Rate Advance, the sum of (x) the CP Rate for the applicable CP Rate Lender on such day plus (y) the Facility Fee Rate; and
     (ii) with respect to each LIBO Rate Advance, the sum of (x) the LIBO Rate for such Accrual Period plus (y) the Facility Fee Rate.
          (b) Interest payable pursuant to Section 2.05(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Advance, the date of the making of such Advance or the first day of an Accrual Period applicable to such Advance shall be included, and the date of payment of such Advance or the expiration date of an Accrual Period applicable to such

Advance shall be excluded; provided, if an Advance is repaid on the same day on which it is made, one day’s interest shall be paid on that Advance.
          (c) Except as otherwise set forth herein, interest on each Advance shall be payable in arrears (i) on each Payment Date applicable to that Advance; (ii) any prepayment of that Advance, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.
     SECTION 2.06. Default Interest. Notwithstanding anything herein to the contrary, upon the occurrence of a Termination Event each Advance shall bear interest on the principal amount thereof from time to time outstanding, from the date of such occurrence until such principal amount is paid in full, at a rate per annum equal to the Default Funding Rate. All interest referred to in this Section 2.06 shall be calculated on a year of 360 days for the actual number of days elapsed.
     SECTION 2.07. Payment of Advances.
          (a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the benefit of the Lenders, each Lender’s Pro Rata Share of the then unpaid principal amount of each Advance in such amount as set forth in the Priority of Payments on each Payment Date, commencing on the first Payment Date following the Payment Date on which such Advance is made and when due; provided, the aggregate principal amount of the Advances shall, in any event, be paid in full no later than the Scheduled Maturity Date. Borrower may, without penalty or premium, prepay the principal of any Advance, in whole or in part and together with accrued and unpaid interest thereon, on three (3) Business Days’ prior written notice.
          (b) All payments of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 noon (New York City time) on the date due at the Payment Office for the account of the Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
          (c) All payments in respect of the principal amount of any Advance shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Advance on a date when interest is due and payable with respect to such Advance) shall be applied to the payment of interest then due and payable before application to principal.
          (d) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.

          (e) Subject to the provisos set forth in the definition of “Accrual Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Unused Fees hereunder (but shall not be included in computing the length of the immediately succeeding accrual period); provided that no Unused Fees shall be payable for any day prior to and including November 30, 2007.
          (f) Borrower hereby authorizes the Administrative Agent to charge Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
          (g) The Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 noon (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Termination Event. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.06 from the date such amount was due and payable until the date such amount is paid in full.
          (h) If a Termination Event shall have occurred and the Obligations shall have been accelerated, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations shall be applied in accordance with the Priority of Payments.
     SECTION 2.08. Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided herein, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Advances made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Transaction Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Transaction Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all of the Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     SECTION 2.09. Making or Maintaining LIBO Rate Advances; Breakage.
          (a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), with respect to any LIBO Rate Advances, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advances on the basis provided for in the definition of LIBO Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Advances may be made as LIBO Rate Advances until such time as the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Purchase Date Notice given by Borrower with respect to the Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.
          (b) Illegality or Impracticability of LIBO Rate Advances. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and the Administrative Agent) that the making, maintaining or continuation of its LIBO Rate Advances (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Advances as LIBO Rate Advances shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBO Rate Advance then being requested by Borrower pursuant to a Purchase Date Notice, the Affected Lender shall make such Advance as (or continue such Advance as or convert such Advance to, as the case may be) a Base Rate Advance, (3) the Affected Lender’s obligation to maintain its outstanding LIBO Rate Advances (the “Affected Advances”) shall be terminated at the earlier to occur of the expiration of the Accrual Period then in effect with respect to the Affected Advances or when required by law, and (4) the Affected Advances shall automatically convert into Base Rate Advances on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an

Affected Lender as described above relates to a LIBO Rate Advance then being requested by Borrower pursuant to a Purchase Date Notice, Borrower shall have the option, subject to the provisions of Section 2.09(c), to rescind such Purchase Date Notice as to all of the Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.09(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Advances as LIBO Rate Advances in accordance with the terms hereof.
          (c) Compensation for Breakage or Non-Commencement of Accrual Periods. In the event of (i) the payment or prepayment (voluntary or otherwise) of any principal of any Advance on any day other than a Payment Date applicable thereto (including as a result of a Termination Event), or (ii) the failure to borrow or prepay any Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate the applicable each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.09(c) shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
     SECTION 2.10. Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.11 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include any Support Institution of such Lender for all purposes of this Section 2.10(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Transaction Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBO Rate Advances that are reflected in the definition of LIBO Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining

Advances hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.10(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Each Lender seeking compensation under this Section 2.10(a) shall make reasonable efforts to notify Borrower of its cost or expense within sixty (60) days of the incurrence of such cost or expense for which such Lender demands compensation, but a Lender’s failure to make such demand within said sixty (60) day period shall not constitute a waiver of its right to such indemnification for such cost or expense.
          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include any Support Institution of such Lender for all purposes of this Section 2.10(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Advances or Commitment, or participations therein or other obligations hereunder with respect to the Advances to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.10(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Each Lender seeking compensation under this Section 2.10(b) shall make reasonable efforts to notify Borrower of its cost or expense within sixty (60) days of the incurrence of such cost or expense for which such Lender demands compensation, but a Lender’s failure to make such demand within said sixty (60) day period shall not constitute a waiver of its right to such indemnification for such cost or expense.

     SECTION 2.11. Taxes; Withholding, etc.
          (a) Payments to Be Free and Clear. All sums payable by Borrower hereunder and under the other Transaction Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower.
          (b) Withholding of Taxes. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to the Administrative Agent or any Lender under any of the Transaction Documents: (i) Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) (unless Borrower shall have paid such Tax pursuant to the prior clause (ii)) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.
          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the

Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Transaction Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Transaction Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.11(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Transaction Documents, or notify the Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.11(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.11(c), or (2) to notify the Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.11(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.11(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant to this Section 2.11 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

     SECTION 2.12. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Advances becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.09, 2.10 or 2.11, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Advances, including any Affected Advances, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.09, 2.10 or 2.11 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Advances through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Advances or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.12 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.12 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
     SECTION 2.13. Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section  2.10, 2.11 or 2.12, the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; then, with respect to each such Increased-Cost Lender, Borrower may, by giving written notice to the Administrative Agent and any Increased Cost Lender of its election to do so, elect to cause such Increased Cost Lender (and such Increased Cost Lender hereby irrevocably agrees) to assign its outstanding Advances and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.02 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Increased Cost Lender an amount equal to the principal of, and all accrued interest on, all outstanding Advances of the Increased Cost Lender; and (2) on the date of such assignment, Borrower shall pay any amounts payable to such Increased Cost Lender pursuant to Section 2.10(c), 2.11 or 2.12 or otherwise as if it were a prepayment. Upon the prepayment of all amounts owing to any Increased Cost Lender and the termination of such Increased Cost Lender’s Commitments, if any, such Increased Cost Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Increased Cost Lender to indemnification hereunder shall survive as to such Increased Cost Lender.
     SECTION 2.14. Incremental Commitments.
          (a) Prior to the Commitment Termination Date, Borrower may, by written notice to the Administrative Agent, request an increase to the existing Commitments (any such increase, any “Incremental Commitment”); provided, this Section 2.14 shall not apply to any increase in the Commitments pursuant to Section 2.01(b).
          (b) Any such requested increase shall be a pro rata increase in the CP Advance Rate Commitments and the LIBO Rate Commitments.
          (c) No increase to the existing Commitments shall occur, and no Person may provide an Incremental Commitment, in each case, without the prior written consent of the Administrative Agent, which consent shall be in the sole discretion of the Administrative Agent and the Lenders (each approved Person, if any, an “Incremental Lender”).
          (d) No Lender or any other Person shall have any obligation to provide any or all of the Incremental Commitments until such time such Person becomes an Incremental Lender, and any Lender may elect or decline, in its sole discretion, to provide an Incremental Commitment.
          (e) Each Incremental Commitment shall become effective as of the date agreed to among Borrower, the Administrative Agent and the applicable Incremental Lenders (the “Incremental Increase Date”), so long as (i) no Termination Event shall exist on such Incremental Increase Date before or after giving effect to such Incremental Commitments; (ii) the Incremental Commitments shall be effected pursuant to one or more joinder agreements, in form and substance satisfactory to the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.11(c); and (iii) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
          (f) On any Incremental Increase Date, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender having an existing Commitment of a Class of Advances shall assign to each of the Incremental Lenders having a Commitment of such Class of Advances, and each such Incremental Lender shall purchase from each such Lender, at the principal amount thereof (together with accrued interest), such interests in the Class of Advances outstanding on the Incremental Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Class of Advances will be held by such Lenders having existing Commitments of such Class of Advances and Incremental Lenders ratably in accordance with their Commitments after giving effect to the addition of such Incremental Commitments to the Commitments; (ii) each Incremental Commitment shall be deemed for all purposes a Commitment of a Class of Advances and each Advance made thereunder (an “Incremental Advance”) shall be deemed, for all purposes, an Advance of such Class and (iii) each Incremental Lender shall become a Lender with respect to the Incremental Commitment and all matters relating thereto.
          (g) The Administrative Agent shall notify the Lenders, promptly upon determination of any Incremental Increase Date, of (i) the Incremental Commitments and the Incremental Lenders, and (ii) in the case of each notice to any Lender having CP Rate Exposure or LIBO Rate Exposure, as the case may be, the respective interests in such Lender’s Advances, in each case subject to the assignments contemplated by this Section 2.14.

          (h) The terms and provisions of the Incremental Advances shall be identical to the Advances.
          (i) Each agreement pursuant to which any Incremental Commitments and Incremental Advances are effected may, without the consent (subject to Section 9.10) of any the Lenders but with the consent of Borrower, effect such amendments to this Agreement and the other Transaction Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.
ARTICLE III
CONDITIONS PRECEDENT
     SECTION 3.01. Closing Date. This Agreement shall become effective on the Closing Date so long as each of the following conditions precedent have been satisfied to the satisfaction of the Administrative Agent and the Lenders in their sole discretion and, as to any agreement, document or instrument specified below, each in form and substance satisfactory to the Administrative Agent:
          (a) Each of the conditions set forth in Section 3.01 of the Purchase and Sale Agreement shall have been satisfied, or, with the prior written consent of the Required Lenders, waived.
          (b) Each of the conditions set forth in Section 3.01 of the Purchase and Contribution Agreement shall have been satisfied, or, with the prior written consent of the Required Lenders, waived.
          (c) Borrower shall deliver to the Administrative Agent the following, each, unless otherwise noted, dated as of Closing Date:
     (i) copies of the organizational documents of Borrower, certified by the Secretary of State of the State of Delaware, or, if such document is of a type that may not be so certified, certified by an officer of Borrower, together with a good standing certificate from the Secretary of State of the State of Delaware and each other jurisdiction in the United States in which Borrower is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of its jurisdiction of organization, each dated a recent date prior to the Closing Date;
     (ii) signature and incumbency certificates of the officers of Borrower executing the Transaction Documents to which it is a party;
     (iii) executed originals of the Transaction Documents to which Borrower is a party; and
     (iv) such other documents relating to any of the foregoing as the Administrative Agent may reasonably request.

          (d) The Administrative Agent shall have received an Authorized Officer’s Certificate dated as of the Closing Date to the effect that:
     (i) Borrower’s representations and warranties contained in Section 4.01 are true and correct on and as of such day as though made on and as of such date;
     (ii) no event has occurred and is continuing, or would result from the transactions contemplated hereby, that constitutes a Potential Termination Event or a Termination Event; and
     (iii) Borrower shall have complied with all of its covenants hereunder and shall have fulfilled in all respects all of its obligations hereunder.
          (e) Borrower shall have obtained all Governmental Authorizations and all consents of other Persons that are necessary in connection with the transactions provided for in the Transaction Documents. Each such Governmental Authorization and consent shall be in full force and effect.
          (f) Each of the other Transaction Documents shall be in full force and effect.
          (g) All proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent or any Lender may reasonably request.
     SECTION 3.02. Purchase Date. The obligation of each Lender to make any Advance on a Purchase Date (including the Closing Date, if applicable) is subject to satisfaction of the following conditions precedent:
          (a) The Administrative Agent shall have received the applicable Purchase Date Notice, not later than 12:00 noon (New York City time) on the date which is no later that two (2) Business Days prior to the date of a proposed making of Advances.
          (b) Each of the conditions set forth in Section 3.02 of the Purchase and Sale Agreement shall have been satisfied, or, with the prior written consent of the Required Lenders, waived.
          (c) Each of the conditions set forth in Section 3.02 of the Purchase and Contribution Agreement shall have been satisfied, or, with the prior written consent of the Required Lenders, waived.
          (d) On such Purchase Date, the following statements shall be true:
     (i) Borrower’s representations and warranties contained in Section 4.01 are correct on and as of such day as though made on and as of such date; and

     (ii) no event has occurred and is continuing, or would result from such purchase, that constitutes a Potential Termination Event or a Termination Event;
     (iii) Borrower shall have complied with all of its covenants hereunder and shall have fulfilled in all material respects all of its obligations hereunder;
     (iv) Borrower shall not be insolvent or subject to any Insolvency Event; and
     (v) immediately prior to and after giving effect to the Advances to be made on such Purchase Date, the aggregate principal amount of all outstanding Advances as of such date does not exceed the Credit Limit as of such date.
     SECTION 3.03. Representation and Warranty. The acceptance by Borrower of the proceeds of any Advance shall be deemed to be a representation and warranty by Borrower as to the matters set forth in this Article III.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     SECTION 4.01. Representations and Warranties. Borrower represents and warrants to the Administrative Agent and to the Lenders as of each Purchase Date (or such other date as expressly provided below) that:
          (a) Organization. Borrower is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware. Borrower has full power, authority and legal right to own its properties and conduct its business as presently owned and conducted, and as is proposed to be conducted under this Agreement, and to execute, deliver and perform its obligations under this Agreement.
          (b) Due Authorization. Borrower’s execution, delivery and performance of this Agreement and the other agreements and instruments executed or to be executed by Borrower contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Borrower.
          (c) Binding Obligation. This Agreement constitutes a valid and legally binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally, now and hereafter in effect, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
          (d) No Conflict. Borrower’s execution and delivery of this Agreement (i) do not contravene Borrower’s organizational documentation, (ii) do not conflict with or violate any Requirements of Law applicable to Borrower, and (iii) do not conflict with, result in a breach of any of the provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, Purchased Contract, agreement, mortgage, deed of trust or other instrument to which Borrower is a party or by which it or its properties are bound. The execution and delivery of this Agreement will not result in the creation of an adverse claim against Borrower or any assets of Borrower, except those created under the Loan Agreement.
          (e) Security Interest. This Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral as security for the Obligations.
          (f) No Proceedings. There are no proceedings, injunctions, writs, restraining orders or investigations pending or, to the best knowledge of Borrower, threatened against Borrower before any Governmental Authority (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, validity or enforceability of, this Agreement or any of the other Transaction Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, or (iii) seeking any determination or ruling that is reasonably likely to affect adversely the financial condition or operations of Borrower or the validity or enforceability of, or the performance by Borrower of its obligations under, this Agreement or any of the other Transaction Documents.
          (g) No Consents. No authorization, consent, license, order or approval of, filing, registration or declaration with, or notice to, any Person, including, without limitation, any Governmental Authority, is required for Borrower in connection with the execution and delivery of this Agreement or any of the other Transaction Documents by Borrower or the performance of its obligations under this Agreement or any of the other Transaction Documents, except for the filing of documents required to have been filed on or prior to the Closing Date or a Purchase Date pursuant to Sections 3.01 and 3.02, all of which were so filed and are in full force and effect.
          (h) Ownership; Liens.
     (i) On each Purchase Date, Borrower is the sole and exclusive owner of each Purchased Contract purchased by Borrower on such date, each such Purchased Contract is free and clear of any Lien and no effective financing statement or other instrument similar in effect covering such Purchased Contract is on file in any recording office.
     (ii) As of each Purchase Date, each Purchased Contract shall be acquired by Borrower from LEAF III free and clear of any Lien except Permitted Liens.
          (i) Location. The principal place of business and major executive office of Borrower, and the offices where Borrower keeps the originals of its books, records and documents regarding the Purchased Contracts sold hereunder, are located at Borrower’s address specified in Section 8.09.
          (j) Valid Lien. This Agreement creates, to secure the Obligations, a valid security interest (as defined in the UCC) in the Collateral and, upon the filing of the financing statements on Form UCC-1 described in Section 3.01, the Administrative Agent, for the benefit of the Secured Parties, will have a valid first priority perfected security interest in the Collateral (subject to Section 9-315 of the UCC).
          (k) Solvency. Borrower is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement. Borrower is currently repaying all of its indebtedness as such indebtedness becomes due; and, after giving effect to the transactions contemplated by this Agreement, Borrower will have adequate capital to conduct its business as presently conducted and as contemplated by this Agreement.
          (l) Compliance. Borrower has complied, and will comply on each Purchase Date, in all respects with all Requirements of Law with respect to it, its business and properties and all Purchased Contracts acquired by it pursuant to the Purchase and Contribution Agreement. Borrower has maintained and will maintain all applicable permits, certifications and licenses necessary in any respect with respect to its business and properties and all Purchased Contracts sold hereunder, Borrower has filed or caused to be filed, and will file, on a timely basis all tax returns required by any Governmental Authority.
          (m) No Rescission. No Purchased Contract has been satisfied, subordinated or rescinded or, except as disclosed in writing to the Administrative Agent, amended in any manner.
          (n) No Insolvency Event. No Insolvency Event has occurred with respect to Borrower nor, in Borrower’s good faith judgment, is any Insolvency Event anticipated to occur with respect to Borrower in the foreseeable future.
          (o) Fraudulent Conveyance. Borrower is not entering into the transactions contemplated hereby with any intent of hindering, delaying or defrauding creditors.
          (p) Eligible Contracts. As of the relevant Purchase Date:
     (i) each Purchased Contract sold on such date is an Eligible Contract and the transfer, sale and conveyance from LEAF III to Borrower under the Purchase and Contribution Agreement of such Purchased Contract does not conflict with, result in a breach of any of the provisions of, or constitute (with or without notice or lapse of time or both) a default under, such Purchased Contract or violate any Requirement of Law or subject Administrative Agent or any of the Lenders to any fine, penalty or liability; and
     (ii) the information set forth in the Purchase Date Notice with respect to each Purchased Contract to be purchased on such date, together with the applicable electronic data file provided in connection therewith, is and shall be true and correct.
          (q) No Proceedings. There are no proceedings, injunctions, writs, restraining orders or investigations pending or, to the best knowledge of an Authorized Officer of Borrower, threatened with respect to any Purchased Contract before any Governmental Authority asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, validity or enforceability of any such Purchased Contract.

          (r) Legal Name. The legal name of Borrower is LEAF III A SPE, LLC.
          (s) ERISA. No Plan (as defined in Section 3(3) of ERISA) maintained by Borrower or any of its ERISA Affiliates (as defined in Section 414(b), (c), (m) or (o) of the Code) has any accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, Borrower and each ERISA Affiliate of Borrower have, in a timely manner, made all contributions required to be made by it to any Plan and Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) to which contributions are or have been required to be made by Borrower or such ERISA Affiliate, and no event requiring notice to the Pension Benefit Guaranty Corporation under Section 302(f) of ERISA has occurred and is continuing or could reasonably be expected to occur with respect to any such Plan, in any case, that could reasonably be expected to result, directly or indirectly, in any Lien being imposed on the property of Borrower or the payment of any material amount to avoid such Lien. No Reportable Event (as defined in Section 4043 of ERISA) with respect to Borrower or any of its ERISA Affiliates has occurred or could reasonably be expected to occur that could reasonably be expected to result, directly or indirectly, in any Lien being imposed on the property of Borrower or the payment of any material amount to avoid such Lien.
          (t) PATRIOT Act. To the extent applicable, Borrower is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of any Advance will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE V
COVENANTS
     SECTION 5.01. Covenants of Borrower. Borrower hereby covenants that, until the termination of this Agreement:
          (a) Compliance with Law. Borrower will comply on each Purchase Date in all material respects with all Requirements of Law with respect to it, its business and properties and the Collateral. Borrower will maintain all applicable permits, certifications and licenses necessary in any material respect with respect to its business and properties and the Collateral. Borrower will file on a timely basis all tax returns required by any Governmental Authority.
          (b) Preservation of Existence. (i) Borrower will preserve and maintain its corporate existence, rights, franchises and privileges, and become and remain licensed in each jurisdiction where the failure to maintain such license would materially and adversely affect (A) the interests of Borrower hereunder or the Collateral, (B) the collectibility of any Contract Receivable or (C) the ability of Borrower to perform its obligations hereunder in any material respect and (ii) Borrower shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person.
          (c) Inspections. At any time and from time to time during Borrower’s regular business hours and at Borrower’s expense, on reasonable prior notice and for a purpose reasonably related to this Agreement, Borrower shall, in response to any reasonable request of the Required Lenders, permit the Administrative Agent, or its representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes, microfiche and disks) in the possession or under the control of Borrower relating to the Collateral and (ii) to visit the offices and properties of Borrower for the purpose of examining such materials and to discuss matters relating to the Collateral or Borrower’s performance hereunder with any of the officers or (after consultation with a Authorized Officer) employees of Borrower having knowledge thereof.
          (d) Keeping of Records and Books of Account. Borrower will maintain and implement administrative and operating procedures (including, without limitation, the ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of the Contract Receivables.
          (e) Collections. Borrower will cause any Collections received by it to be held in trust for the Administrative Agent and the Lenders and promptly deposited to the Collection Account in accordance with the terms of the Servicing Agreement.
          (f) Reporting Requirements.
     (i) Borrower shall (A) within one (1) Business Day after an Authorized Officer of Borrower obtains knowledge of the occurrence of any Potential Termination Event or any Termination Event, notify (either orally or in writing) the Administrative Agent of such occurrence and (B) as soon as possible and in any event within three (3) Business Days after an Authorized Officer of Borrower obtains knowledge of the occurrence of any Potential Termination Event or any Termination Event, deliver to the Administrative Agent a statement of an Authorized Officer of Borrower setting forth details of such Termination Event or such event and the action that Borrower has taken and proposes to take with respect thereto.
     (ii) As soon as possible and in any event within ten (10) Business Days after an Authorized Officer of Borrower obtains knowledge thereof, Borrower shall notify the Administrative Agent of any litigation, investigation or proceeding that could reasonably be expected to impair in any respect the ability of Borrower to perform its obligations under this Agreement.
     (iii) Borrower shall promptly deliver to the Administrative Agent such other information, documents, records or reports regarding the Purchased Contracts as the Administrative Agent or any of the Lenders may from time to time reasonably request in order to protect the Secured Parties’ interests under or as contemplated by this Agreement.
          (g) Extension or Amendment of Contract Receivables. Except as otherwise permitted under the Servicing Agreement, Borrower will not (i) extend, amend or otherwise modify the terms of any Purchased Contract or (ii) rescind or cancel any Purchased Contract.
          (h) No Actions Against Obligors. Except in accordance with the Servicing Agreement, Borrower will not commence or settle any legal action to enforce any rights under any Purchased Contract.
          (i) Relationship of LEAF III and Borrower.
     (i) Borrower shall maintain at all times a telephone number different from any telephone numbers of LEAF III. Borrower shall use stationery separate from that of LEAF III.
     (ii) Borrower shall take steps to ensure that its creditors are aware that Borrower is a legal entity separate and distinct from any other Entity and maintains its assets, and conducts its operations, separate from those of any other Entity. Borrower shall not fail to correct any known misunderstanding regarding its separate identity. Borrower shall pay from its own funds, to the extent funds are available, its operating expenses and liabilities, including legal fees and expenses, or shall reimburse LEAF III for any such expenses or liabilities paid by LEAF III on Borrower’s behalf. Borrower shall not hold out the assets or creditworthiness of LEAF III as being available for the payment of Borrower’s liabilities or obligations, and Borrower shall not hold out its assets or creditworthiness as being available for the payment of the liabilities or obligations of LEAF III or any of its affiliates other than Borrower. Borrower shall not permit LEAF III to hold its assets or creditworthiness, as being available for the payment of the liabilities or obligations of LEAF III or any of its affiliates (other than Borrower). Borrower shall not use or permit the separate existence of Borrower to be used by LEAF III to abuse creditors or to perpetrate a fraud, injury, or injustice on creditors.
     (iii) Borrower shall conduct its respective business separate and apart from the business conducted by any other Person. Borrower shall maintain its books and records distinct and separately identifiable from the corporate records of LEAF III and any other Entity. Borrower shall prepare financial records distinct and separately identifiable from the financial records of LEAF III or any of its affiliates (other than Borrower). Borrower shall prepare and maintain such statements and reports in accordance with generally accepted accounting principles. To the extent that Borrower is required to file tax returns under applicable law, Borrower shall file such tax returns separate from those of any other Entity. Borrower shall keep its funds and bank accounts separate and apart from the funds of LEAF III and any of its affiliates (other than Borrower), and shall maintain its other assets separately identifiable and distinguishable from the assets of LEAF III and any of its affiliates (other than Borrower). Borrower shall not commingle its funds or other assets with those of any other Entity.
     (iv) Borrower shall act solely in its own name and solely through its duly Authorized Officers or agents. Borrower shall comply with the provisions of its limited liability company agreement, and shall comply in all material respects with the laws of the State of Delaware, insofar as they pertain to its separateness. Borrower shall maintain appropriate records of its member’s written consents and shall observe all requisite corporate formalities insofar as they pertain to Borrower’s separate existence.
     (v) All transactions between LEAF III and Borrower are and shall be duly authorized and documented, and recorded accurately in their respective books and records. All such transactions shall be fair to each party, constitute exchanges for fair consideration and for reasonably equivalent value, and shall be made in good faith and without any intent to hinder, delay, or defraud creditors. Borrower shall not take any action, and shall not engage in transactions with LEAF III or any of its Affiliates (other than Borrower) except as directed by LEAF III.
ARTICLE VI
TERMINATION EVENTS
     SECTION 6.01. Termination Events. Upon the occurrence of (x) any Termination Event described in clause (c) of the definition thereof, automatically, and (y) any other Termination Event, at the request of (or with the consent of) the Required Lenders, upon notice to Borrower by the Administrative Agent:
          (a) the Commitments shall immediately terminate;
          (b) the aggregate principal of all Advances, all accrued and unpaid interest thereon, all fees and all other Obligations under this Agreement and the other Transaction Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; and
          (c) the Administrative Agent shall exercise any and all of its other rights and remedies under applicable law (including the UCC) or at equity, hereunder and under the other Transaction Documents.
     SECTION 6.02. Remedies. If any Termination Event shall have occurred and be continuing:
          (a) The Administrative Agent may exercise in respect of the Collateral all of the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require Borrower to, and Borrower hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place or places to be designated by the Administrative Agent which is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’ offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable. Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Borrower hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree and waives all rights which Borrower may have to require that all or any part of the Collateral be marshalled upon any sale (public or private) thereof.
          (b) Any cash held by the Administrative Agent as Collateral and all cash proceeds received by the Administrative Agent in respect of any sale of or collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied in whole or in part by the Administrative Agent against, all or any part of the Obligations.
          (c) In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent are legally entitled, Borrower shall be liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Transaction Document for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs and expenses of any attorneys employed by the Administrative Agent to collect such deficiency.
          (d) The Administrative Agent shall have, in addition to any rights and remedies under this Agreement, all other rights and remedies with respect to the Collateral available to it under applicable law or at equity, which rights and remedies shall be cumulative.
ARTICLE VII
SECURITY AGREEMENT
     SECTION 7.01. Grant of Security Interest. As collateral security for all of the Obligations, Borrower hereby pledges and assigns to the Administrative Agent, for the benefit of the Secured Parties, and grants to the Administrative Agent, for the benefit of the Secured Parties, continuing security interest in, all of the following property of Borrower, whether now or hereafter existing and whether now owned or hereafter acquired, tangible or intangible, consisting of all of Borrower’s right, title and interest in and to the following, in each case howsoever Borrower’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise) (collectively, the “Collateral”):
          (a) the Purchased Contracts;
          (b) the Contract Receivables;
          (c) the Accounts;
          (d) each of the Transaction Documents to which it is a party or under which it has any right, remedy, privilege or interest; and
          (e) all cash and non-cash proceeds of any and all of the foregoing and, to the extent not otherwise included, all payments under insurance (whether or not the Administrative Agent is the loss payee thereof) and any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.
     SECTION 7.02. Security for Obligations. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the Obligations, whether now existing or hereafter incurred.
     SECTION 7.03. Further Assurances.
          (a) Borrower hereby covenants that, until the termination of this Agreement, Borrower shall, from time to time, at the expense of Borrower, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Borrower shall:
     (i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Administrative Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;
     (ii) at any reasonable time, following the occurrence and during the continuance of any Termination Event, upon request by the Administrative Agent, assemble the Collateral and allow inspection of the Collateral by the Administrative Agent, or persons designated by the Administrative Agent; and
     (iii) at the Administrative Agent’s reasonable request, appear in and defend any action or proceeding that may affect Borrower’s title to or the Administrative Agent’s security interest in all or any part of the Collateral in any material respect.

          (b) Borrower hereby authorizes the Administrative Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Administrative Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent herein. Borrower shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.
     SECTION 7.04. Power of Attorney. If a Termination Event has occurred and is continuing, Borrower hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as Borrower’s attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower, the Administrative Agent or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to accomplish the purposes of this Agreement, including, without limitation, the following:
          (a) upon the occurrence and during the continuance of any Termination Event, to obtain and adjust insurance required to be maintained by Borrower or paid to the Administrative Agent pursuant to this Agreement;
          (b) upon the occurrence and during the continuance of any Termination Event, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
          (c) upon the occurrence and during the continuance of any Termination Event, to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral;
          (d) to prepare and file any UCC financing statements against Borrower as debtor;
          (e) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Administrative Agent in its sole discretion, any such payments made by the Administrative Agent to become obligations of Borrower to the Administrative Agent, due and payable immediately without demand; and
          (f) if otherwise permitted in accordance with the terms of this Agreement, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and Borrower’s expense, at any time or from time to time, all acts and things that the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Borrower might do.
     SECTION 7.05. No Duty on the Part of the Administrative Agent or Secured Parties. The powers conferred on the Administrative Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
ARTICLE VIII
ADMINISTRATIVE AGENT
     SECTION 8.01. Appointment. MLBUSA is hereby appointed the Administrative Agent hereunder and under the other Transaction Documents and each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms hereof and the other Transaction Documents. The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Transaction Documents, as applicable. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders and Borrower nor any Affiliate thereof (except, in each case, with respect to Section 8.03 hereof) shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any Affiliate thereof.
     SECTION 8.02. Powers and Duties. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Transaction Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Transaction Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Transaction Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Transaction Documents except as expressly set forth herein or therein.

     SECTION 8.03. General Immunity.
          (a) No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any of Agent to the Lenders or by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Advances or as to the existence or possible existence of any Termination Event. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Advances or the component amounts thereof.
          (b) Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Transaction Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Required Lenders (or such Lenders as may be required to give such instructions under Section 9.10) and, upon receipt of such instructions from the Required Lenders (or such Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower or its Affiliates), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Transaction Documents in accordance with the instructions of the Required Lenders (or such Lenders as may be required to give such instructions under Section 9.10).
          (c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Transaction Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against Borrower s and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to Borrower, Lender or any other Person and none of Borrower, any Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     SECTION 8.04. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Advances, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. Any Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders.
     SECTION 8.05. Lenders’ Representations and Warranties. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower in connection with the Advances hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and the Collateral. The Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Advances or at any time or times thereafter, and the Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.
     SECTION 8.06. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent, to the extent that the Administrative Agent shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements, whether incurred in a third party action or in an action to enforce this agreement or any other Transaction Document) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Transaction Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out hereof or the other Transaction Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     SECTION 8.07. Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and Borrower. Upon any such notice of resignation, the Required Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent (and, failing such appointment, the retiring administrative agent may appoint a successor administrative agent among the Lenders or any other financial institution on behalf of the Lenders). Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (a) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Transaction Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Transaction Documents, and (b) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Transaction Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
     SECTION 8.08. Collateral.
          (a) Administrative Agent under Collateral Documents. Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Transaction Documents. Subject to Section 9.10, without further written consent or authorization from any Secured Party, the Administrative Agent may execute any documents or instruments necessary in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.10) have otherwise consented.
          (b) Right to Realize on Collateral. Anything contained in any of the Transaction Documents to the contrary notwithstanding, Borrower, the Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses of the Lenders in connection with the preparation, execution, delivery and amendment of all documents to be delivered subsequent to the Closing Date pursuant to this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders with respect thereto and with respect to advising the Lenders as to its rights and remedies under this Agreement, and Borrower agrees to pay all costs and expenses of the Lenders, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of any Collateral. In addition, Borrower agrees to pay any and all stamp and other taxes (other than any income or franchise or similar taxes, or any interest or penalties with respect thereto payable by any Person other than Borrower or an Affiliate thereof) and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and any documents to be delivered hereunder, and Borrower agrees to indemnify the Lenders against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
     SECTION 9.02. Assignments; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders and permitted assigns of Borrower and the Administrative Agent. None of Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all of the Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided, LEAF Funding and LEAF III are third party beneficiaries of all provisions of this Agreement with respect to Borrower and are entitled to enforce the provisions hereof against the Administrative Agent and the Lenders as if each were a party hereto.
          (b) Register. Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as the Lenders in the Register as the holders and owners of the corresponding Commitments and Advances listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Advance shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 9.02(d). The Lender selling, assigning or transferring all or a portion of its rights and obligations under this Agreement shall pay to the Administrative Agent a processing fee of $3,500, which processing fee shall be waived for assignments of interest to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” of such Lender. Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Advances.
          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Advances owing to it or other Obligations (provided, pro rata assignments shall not be required, but each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Advance and any related Commitment):
     (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and the Administrative Agent; and
     (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” and consented to by each of Borrower and the Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time a Termination Event shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 9.02(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments and Advances of the assigning Lender) with respect to the assignment of the Commitments and Advances.
          (d) Mechanics. Assignments and assumptions of Advances and Commitments shall only be effected by execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.11(c)
          (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Advances, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Advances, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Advances for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Advances within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.02, the disposition of such Commitments or Advances or any interests therein shall at all times remain within its exclusive control).
          (f) Effect of Assignment. Subject to the terms and conditions of this Section 9.02, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Advances and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date); provided, anything contained in any of the Transaction Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder; (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Advances of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clauses (b)

through (f) of this Section 9.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (g).
          (g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower or any of its Affiliates) in all or any part of its Commitments, Advances or in any other Obligation; provided, such participant agrees to be subject to Section 2.08 as though it were a Lender.
          (h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.02, any Lender may assign and/or pledge all or any portion of its Advances, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender, including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
          (i) Electronic Signatures, Etc. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     SECTION 9.03. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Termination Event if such action is taken or condition exists.
     SECTION 9.04. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Advance. Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.09(c), 2.10, 2.11, 9.01 and 9.16, and the agreements of the Lenders set forth in Sections 2.04, 8.03(b) and 8.06 shall survive the payment of the Advances and the termination hereof.
     SECTION 9.05. Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or the Administrative Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     SECTION 9.06. Obligations Several; Independent Nature of the Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Transaction Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     SECTION 9.07. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     SECTION 9.08. Governing Law, Jurisdiction, Consent to Service of Process, Waiver of Jury Trial.
          (a) Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE ADMINISTRATIVE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
          (b) Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, such federal court and (ii) waives the defense of an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Consent to Service of Process. Each party to this Agreement irrevocably consents to service of process by personal delivery, certified mail, postage prepaid or overnight courier. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          (d) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF ANY OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     SECTION 9.09. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, interest, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, interest, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, interest, power or privilege. Except as expressly otherwise provided herein, the rights, remedies, interests, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, interests, powers and privileges provided by law.
     SECTION 9.10. Amendments, Waivers and Consents.
          (a) Required Lenders’ Consent. Subject to the additional requirements of Sections 9.10(b) and 9.10(c), no amendment, modification, termination or waiver of any provision of the Transaction Documents, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of the Required Lenders; provided, no such amendment shall be effective without the prior written consent of LEAF Funding and LEAF III if the effect of such amendment has or would reasonably be expected to have an adverse effect on the third party beneficiary rights of LEAF Funding or LEAF III hereunder; provided, further, the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.
          (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
     (i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant or Termination Event shall constitute an increase in any Commitment of any Lender;

     (ii) extend the scheduled final maturity of any Advance or Note;
     (iii) waive, reduce or postpone any scheduled repayment (but not prepayment);
     (iv) reduce the rate of interest on any Advance (other than any waiver of any increase in the interest rate applicable to any Advance pursuant to Section 2.06) or any fee payable hereunder;
     (v) extend the time for payment of any such interest or fees;
     (vi) reduce the principal amount of any Advance;
     (vii) amend, modify, terminate or waive any provision of this Section 9.10(b) or Section 9.10(c);
     (viii) amend the definition of “Required Lenders” or “Pro Rata Share”;
     (ix) release all or substantially all of the Collateral except as expressly provided in the Transaction Documents; or
     (x) consent to the assignment or transfer by Borrower of any of its rights and obligations under any Transaction Document.
          (c) Administrative Agent Consent. No amendment, modification, termination or waiver of any provision of the Transaction Documents, or consent to any departure by Borrower therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of the Administrative Agent.
          (d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.10 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.
     SECTION 9.11. Severability. If any provision hereof is deemed void or unenforceable in any jurisdiction, such voiding or unenforceability shall not affect the validity or enforceability of such provision in any other jurisdiction or any other provision hereof in such or any other jurisdiction.
     SECTION 9.12. Notices: Electronic Communications.

          (a) Notices. Except where telephonic instructions or notices are specifically authorized, all notices, demands, instructions and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by first class or express mail, postage prepaid, national overnight courier service, hand delivery or by facsimile transmission or other electronic communication device capable of transmitting or creating a written record and shall be deemed to be given for purposes of this Agreement on the day that the writing is delivered or sent to its intended recipient. Unless otherwise specified in a notice sent or delivered in accordance with the provisions of this Section 9.12, notices, demands, instructions and other communications in writing shall be given to or made upon a party at its Notice Office, and, in the case of telephonic instructions or notices, by calling the telephone number indicated for the party at its Notice Office.
          (b) Electronic Communications.
     (i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.
     (ii) The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     (iii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.
     (iv) Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent.
     (v) Any Approved Electronic Communications are provided “as is” and “as available”. Neither the Administrative Agent nor any of its officers,

directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Approved Electronic Communications.
     (vi) Borrower, the Lenders and the Administrative Agent agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications in accordance with the Administrative Agent’s customary document retention procedures and policies.
     SECTION 9.13. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.
     SECTION 9.14. Termination. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the later of the repayment in full of Borrower’s Obligations.
     SECTION 9.15. Servicing. Borrower, the Administrative Agent and the Lenders each consent to the appointment of the Servicer to service the Collateral pursuant to the Servicing Agreement and each of them agrees to take such actions as the Servicer reasonably requests and to execute and deliver such instruments as may reasonably be requested by the Servicer in order to effectuate the purposes and carry out the terms of the Servicing Agreement.
     SECTION 9.16. Indemnification; Certain Waivers.
          (a) Without limiting any other rights that any of the Indemnified Parties may have hereunder or under any applicable law, Borrower hereby agrees to indemnify the Indemnified Parties from and against any and all Indemnified Amounts, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:
     (i) the reliance by any of the Indemnified Parties on any representation or warranty made by Borrower under this Agreement that was incorrect in any respect when made or deemed made;
     (ii) any breach by Borrower of any of its obligations under this Agreement or any other Transaction Document;
     (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is a party thereto;

     (iv) any commingling by Borrower of Collections with other funds of Borrower or any of its Affiliates; or
     (v) any breach by Borrower of any obligation under, or any violation by Borrower of any Requirement of Law with respect to, any Purchased Contract;
provided, however, that Borrower shall not have any obligation to any Indemnified Party pursuant to this Section 9.16 for any of the foregoing (x) caused by the gross negligence or willful misconduct of such Indemnified Party as determined by a final judgment of a court of competent jurisdiction or (y) that arise out of facts and circumstances related to the Purchased Contracts occurring prior to the Effective Date. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 9.16 may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Amounts incurred by the Indemnified Parties.
          (b) Each Indemnified Party shall use reasonable efforts to notify Borrower in advance of making any claim under this Section 9.16. Any Indemnified Amounts due under this Section 9.17 shall be payable when incurred and, in any event, within ten (10) Business Days of submission of a claim by the Indemnified Party. This Section 9.16 shall survive the payment of all amounts otherwise due under this Agreement.
          (c) To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against each Lender, the Administrative Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Transaction Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     SECTION 9.17. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Advances made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Advances made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Advances made hereunder or be refunded to Borrower.
     SECTION 9.18. No Proceedings.
          (a) The Administrative Agent and each Lender covenants and agrees that it shall not institute against, or join any other Person in instituting against, or knowingly or intentionally encourage or cooperate with any other Person in instituting against, Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States for one year and a day after the latest maturing Note has been paid.
          (b) Each of Borrower, the Administrative Agent and each Lender hereby agrees that it shall not institute or join any other Person in instituting against, or knowingly or intentionally encourage or cooperate with any other Person in instituting against, any CP Rate Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing commercial paper note, medium term note or other debt security issued by such CP Rate Lender is paid.
     SECTION 9.19. No Recourse.
          (a) The obligations of each CP Rate Lender under this Agreement, or any other agreement, instrument, document or certificate executed or delivered or issued by such CP Rate Lender or any officer thereof are solely the corporate, limited liability company or partnership obligations of such CP Rate Lender. No recourse shall be had for the payment of any fee or other obligations, instrument, document or certificate executed and delivered or issued by any CP Rate Lender or any officer thereof in connection therewith, against any stockholder, limited partner, employee, officer, director or incorporator of any CP Rate Lender.
          (b) Each of Borrower, the Administrative Agent and each Lender hereby irrevocably waives all right of setoff that it may have under contract (including this Agreement), applicable law or otherwise with respect to any funds or monies of any CP Rate Lender at any time held by or in the possession of such Person.
          (c) Notwithstanding anything in this Agreement to the contrary, a CP Rate Lender shall not have any obligation to pay amount required to be paid by it hereunder in excess of any amount available to such CP Rate Lender after paying or making provision for the payment of its CP; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by such CP Rate Lender exceeds the amount available to such CP Rate Lender to pay such amount after paying or making provision for the payment of its CP.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

LEAF III A SPE, LLC, as Borrower
By:
Name:
Title:

MERRILL LYNCH BANK USA, as the Administrative Agent
By:
Name:
Title:

ZANE FUNDING, LLC, as a CP Rate Lender
By:
Name:
Title:

S-1

APPENDIX A
TO LOAN AND SECURITY AGREEMENT
CP Rate Commitments

		Pro
Lender	CP Rate Commitment	Rata Share
Zane Funding LLC	$100,000,000	100%
Total	$100,000,000	100%
LIBO Rate Commitments

		Pro
Lender	LIBO Rate Commitment	Rata Share
Total	$0	100%
Total Commitments as of the Closing Date: $100,000,000.

EXHIBIT A-1
CP RATE NOTE

[$ ]	July 2, 2007
New York, New York
FOR VALUE RECEIVED, LEAF III A SPE, LLC, a Delaware limited liability company (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its assigns, on each day set forth for a payment hereunder under the Priority of Payments (as defined in the Loan Agreement referred to below), the lesser of (a) [AMOUNT IN DOLLARS] ($                    ) and (b) the unpaid principal amount of all CP Rate Advances made by Payee to Borrower the Loan Agreement referred to below.
Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Loan and Security Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Loan Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Payee, the other Lenders party thereto and Merrill Lynch Bank USA, a Utah industrial bank, as Administrative Agent.
This Note is a “CP Rate Note” and is issued pursuant to and entitled to the benefits of the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the CP Rate Advances evidenced hereby were made and are to be repaid.
All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds in accordance with the terms of the Loan Agreement. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.
This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Loan Agreement.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
Upon the occurrence of a Termination Event, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.
No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Loan Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

LEAF III A SPE, LLC
By:
Name:
Title:

TRANSACTIONS
ON
NOTE

	Amount of	Amount of	Outstanding	Notation
	CP Rate	Principal Paid	Principal Balance	Made By
Date	Advance	This Date	This Date
Made This
Date

EXHIBIT A-2
LIBO RATE NOTE

[$ ]	July 2, 2007
New York, New York
FOR VALUE RECEIVED, LEAF III A SPE, LLC, a Delaware limited liability company (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its assigns, on each day set forth for a payment hereunder under the Priority of Payments (as defined in the Loan Agreement referred to below), the lesser of (a) [AMOUNT IN DOLLARS] ($                    ) and (b) the unpaid principal amount of all LIBO Rate Advances made by Payee to Borrower the Loan Agreement referred to below.
Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Loan and Security Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Loan Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Payee, the other Lenders party thereto and Merrill Lynch Bank USA, a Utah industrial bank, as Administrative Agent.
This Note is a “LIBO Rate Note” and is issued pursuant to and entitled to the benefits of the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the LIBO Rate Advances evidenced hereby were made and are to be repaid.
All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds in accordance with the terms of the Loan Agreement. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.
This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Loan Agreement.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
Upon the occurrence of a Termination Event, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.
No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Loan Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
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2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

LEAF III A SPE, LLC
By:
Name:
Title:

3

TRANSACTIONS
ON
NOTE

	Amount of	Amount of	Outstanding	Notation
	LIBO Rate	Principal Paid	Principal Balance	Made By
Date	Advance	This Date	This Date
Made This
Date

4

EXHIBIT B
FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Person named as the Assignor herein (the “Assignor”) and the Person named as the Assignee herein (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Loan Agreement, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:	[and is an Affiliate/Related Fund1]

3. Borrower:	LEAF III A SPE, LLC, a Delaware limited liability company

4. Administrative Agent:	MERRILL LYNCH BANK USA, as the administrative agent under the Loan Agreement

5. Loan Agreement:	The Loan and Security Agreement, dated as of July 2, 2007, by and among LEAF III A SPE, LLC, a Delaware limited liability company, the Lenders party thereto from time to time and Merrill Lynch Bank USA, as Administrative Agent.

[1]	Select as applicable

6. Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Advances	Commitment/Advances	Percentage Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Advances[2]

[3]	$	$	%

	$	$	%

	$	$	%
Effective Date:                     , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
7. Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

[3]	Fill in the appropriate terminology for the types of facilities under the Loan Agreement that are being assigned under this Assignment (e.g. “CP Rate Commitment” or “LIBO Rate Commitment”.)

2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Name:
Title:

[Consented to and][4] Accepted:

MERRILL LYNCH BANK USA, as Administrative Agent

By:
Name:
Title:

[Consented to:][5]

LEAF III A SPE, LLC

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement.

[5]	To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.

3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.	Representations and Warranties.
1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it is an Eligible Assignee under the Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

4

2.1	Unless notice to the contrary is delivered to the Lender from the Administrative Agent, payment to the Assignor by the Assignee in respect of the Assigned Interest shall include such compensation to the Assignor as may be agreed upon by the Assignor and the Assignee with respect to all unpaid interest which has accrued on the Assigned Interest to but excluding the Effective Date. On and after the applicable Effective Date, the Assignee shall be entitled to receive all interest paid or payable with respect to the Assigned Interest, whether such interest accrued before or after the Effective Date.
3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.
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5

EXECUTION COPY
Appendix A
DEFINITIONS AND RULES OF CONSTRUCTION
     I. General.
          These definitional provisions are intended for use in connection with the Transaction Documents (as defined herein) and is attached to and made a part of the Purchase and Sale Agreement (as defined herein).
     II. Defined Terms.
          Unless the context requires a different meaning, capitalized terms are used in this Appendix A and in each of the other Transaction Documents (as defined herein) as follows:
          “Accounts” means the Master DDA, the Collection Account and the Security Deposit Account.
          “Accrual Period” means in respect of any Advance, (i) initially, the period from and including the Purchase Date for such Advance to but excluding the Payment Date following the first calendar month after the calendar month such Purchase Date occurred, and (ii) thereafter, the period from and including each Payment Date in respect of such Advance to but excluding the earlier of (x) the next Payment Date, and (y) the date on which such Advance is repaid in full.
          “Administrative Agent” as defined in the preamble to the Loan Agreement.
          “Administrative Agent Fee” means the fee to be paid to the Administrative Agent in accordance with the fee agreement among Borrower and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
          “Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.
          “Advance” means a CP Rate Advance or a LIBO Rate Advance, as applicable.
          “Advance Rate” means, as of any date of determination, (a) if the aggregate amount of the Contract Values of all Purchased Contracts as of such date is less than $50,000,000, a percentage equal to the lowest of the following: (i) 92%; (ii) a percentage equal to (x) 100%, less (y) an amount (expressed as a percentage) equal to (A) $2,000,000, divided by (B) the aggregate amount of the Net Contract Values of all Purchased Contracts as of such date; and (iii) a percentage equal to (x) 100%, less (y) an amount (expressed as a percentage) equal to (A) the aggregate amount of the Contract Values of all Purchased Contracts as of such date of three (3) largest Obligors, divided by (B) the aggregate amount of the Net Contract Values of all Purchased Contracts as of such date; and (b) if the aggregate amount of the Contract Values of all Purchased Contracts as of such date is greater than or equal to $50,000,000, 92%.

          “Affected Lender” as defined in Section 2.09(b) to the Loan Agreement.
          “Affected Advances” as defined in Section 2.09(b) to the Loan Agreement.
          “Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.
          “Agent Affiliates” as defined in Section 9.13(b)(v) of the Loan Agreement.
          “Aggregate Amounts Due” as defined in Section 2.08 of the Loan Agreement.
          “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that Borrower or Servicer provides to the Administrative Agent pursuant to any Transaction Document or the transactions contemplated therein which is distributed to the Administrative Agent or to the Lenders by means of electronic communications pursuant to Section 9.13(b) of the Loan Agreement.
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit B to the Loan Agreement, with such amendments or modifications as may be approved by the Administrative Agent.
          “Assignment Effective Date” as defined in Section 9.02(b) of the Loan Agreement.
          “Authorized Officer” means as to Person, any of the Chief Executive Officer, any President, any Senior Vice President, any Executive Vice President or any Vice President or the Treasurer thereof, as the case may be, or, if such Person is managed by another Person (such other Person, a “Manager”), any of the Chief Executive Officer, any President, any Senior Vice President, any Executive Vice President or any Vice President or the Treasurer of such Manager, or the Manager of such Manager.
          “Authorized Officer’s Certificate” means, with respect to any Person, a certificate signed by an Authorized Officer.
          “Authorized Representative” has the meaning specified in Section 19 of the Custodial Agreement.
          “Back-up Servicer” means Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services) in its capacity as the Back-up Servicer under the Back-up Servicing Agreement, together with its successors and assigns.
          “Back-up Servicing Agreement” means the Back-up Servicing Agreement, dated as of July 2, 2007, among LEAF Financial, the Back-up Servicer, Borrower and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

          “Back-up Servicing Fee” means the fee to be paid to the Back-up Servicer, including without limitation, the One-Time Successor Servicer Fee, in accordance with the fee schedule attached as Schedule A to the Back-up Servicing Agreement, as amended, supplemented or otherwise modified from time to time.
          “Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as amended from time to time, and as codified as 11 U.S.C. Section 101 et seq.
          “Base Rate” means the arithmetic average of the rates of interest publicly announced by JPMorgan Chase Bank and Citibank, or any other commercial banks designated by the Administrative Agent to Borrower from time to time, in New York, New York from time to time as their prime rate or base rate. The prime rate or base rate is determined from time to time by such bank as a means of pricing some loans to its borrowers and neither tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by such bank to any particular class or category of customers. Each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
          “Borrower” means LEAF III A SPE, LLC, a Delaware limited liability company.
          “Borrowing Base” means, as of any date of determination, an amount equal to the lesser of (x) 98% times the aggregate amount of the Net Investment of all Purchased Contracts as of such date, and (y) the Advance Rate times the aggregate amount of the Contract Values of all Purchased Contracts as of such date; provided, as of any date of determination, if the Contract Value of any Purchased Contract, when added to the Contract Value of all other Purchased Contracts as of such date, results in one or more of the Concentration Limits being exceeded, then that portion (the “Excess Portion”) of the Contract Value of each such Contract (an “Excess Contract”), which otherwise would cause such Concentration Limits to be exceeded, shall be zero as of such date and thereafter until none of the Concentration Limits shall be exceeded upon giving effect to any such Excess Contract; provided, further, regardless of whether any such Purchased Contract is deemed to be an Excess Contract, such Purchased Contract shall remain a part of the Collateral for all purposes of the Transaction Documents.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or St. Paul, Minnesota are authorized or required to close or on which the New York Stock Exchange, the Administrative Agent or the Custodian is closed; provided, however, that, when used in connection with the calculation of the LIBO Base Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Class” means (i) with respect to the Lenders, each of the following classes of the Lenders: (a) the Lenders having CP Rate Exposure, and (b) the Lenders having LIBO Rate Exposure, and (ii) with respect to Advances, each of the following classes of Advances: (a) CP Rate Advances, and (b) LIBO Rate Advances.

          “Closing Date” means the date on which the conditions set forth in Section 3.01 of the Loan Agreement are satisfied.
          “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute of similar import, in each case as in effect from time to time. References to sections of the Code also refer to any successor sections.
          “Collateral” has the meaning specified therefor in Section 7.01 of the Loan Agreement.
          “Collection Account” means an account established by the Paying Agent on or before the initial Purchase Date entitled “Merrill Lynch Bank USA, as Administrative Agent, Account of LEAF III A SPE, LLC”, and into which all Collections shall be deposited in accordance with the terms of applicable Transaction Documents.
          “Collections” means, with respect to any Contract, as of any date of determination or for any period, the sum of all amounts received by the Servicer under or in respect of such Contract, including, without limitation, all scheduled and unscheduled payments, taxes and assessments in respect of such Contract or the Subject Equipment, insurance monitoring fees, insurance proceeds, payments under hedging agreements, late fees, renewal payments, termination payments, disposition proceeds, post maturity collections and Residual Proceeds.
          “Commitment” means any CP Rate Commitment or LIBO Rate Commitment and “Commitments” means the CP Rate Commitments or LIBO Rate Commitments of all of the Lenders in the aggregate.
          “Commitment Period” means the period beginning on the Closing Date and terminating on the Commitment Termination Date.
          “Commitment Termination Date” means the earliest to occur of (x) the Scheduled Commitment Termination Date, (y) the date on which a Termination Event shall have been deemed to have occurred or shall have been declared to have occurred and (z) the date on which the aggregate amount of the Commitment equals zero.
          “Concentration Limits” means, as of any date of determination, the following limits for individual or affiliated Obligors:
          (a) the aggregate outstanding Contract Value of Purchased Contracts of no one Obligor and its Affiliates as of such date shall account for more than $3,000,000;
          (b) the aggregate outstanding Contract Value of Purchased Contracts of any 3 Obligors and their respective Affiliates taken together as of such date shall account for no more than $8,000,000;
          (c) the aggregate outstanding Contract Value of Purchased Contracts with respect to Subject Equipment located in the State of California as of such date shall not exceed more than (i) 30% of the aggregate outstanding Contract Value of all of the Purchased Contracts as of

such date if such aggregate outstanding Contract Value of all of the Purchased Contracts is less than or equal to $200,000,000 or (ii) 25% of the aggregate outstanding Contract Value of all of the Purchased Contracts as of such date if such aggregate outstanding Contract Value of all of the Purchased Contracts is greater than $200,000,000;
          (d) the aggregate outstanding Contract Value of Purchased Contracts with respect to Subject Equipment located in any State of the United States (other than California) as of such date shall not exceed more than (i) 20% of the aggregate outstanding Contract Value of all of the Purchased Contracts as of such date if such aggregate outstanding Contract Value of all of the Purchased Contracts is less than or equal to $200,000,000 or (ii) 15% of the aggregate outstanding Contract Value of all of the Purchased Contracts as of such date if such aggregate outstanding Contract Value of all of the Purchased Contracts is greater than $200,000,000;
          (e) the aggregate outstanding Contract Value of Purchased Contracts that relate to individual equipment categories and SIC codes as of such date shall not exceed more than (i) 40% of the aggregate outstanding Contract Value of all of the Purchased Contracts as of such date if such aggregate outstanding Contract Value of all of the Purchased Contracts is less than or equal to $200,000,000 or (ii) 30% of the aggregate outstanding Contract Value of all of the Purchased Contracts as of such date if such aggregate outstanding Contract Value of all of the Purchased Contracts is greater than $200,000,000;
          (f) the aggregate outstanding Contract Value of Purchased Contracts having remaining terms between 86 and 180 months as of such date shall not exceed (i) 20% of the aggregate outstanding Contract Value of all of the Purchased Contracts as of such date if such aggregate outstanding Contract Value of all of the Purchased Contracts is less than or equal to $200,000,000 or (ii) 15% of the aggregate outstanding Contract Value of all of the Purchased Contracts as of such date if such aggregate outstanding Contract Value of all of the Purchased Contracts is greater than $200,000,000;
          (g) the aggregate outstanding Contract Value of Purchased Contracts with respect to Subject Equipment from any one single vendor or manufacturer and its Affiliates as of such date shall not exceed more than (i) 35% of the aggregate outstanding Contract Value of all of the Purchased Contracts as of such date if such aggregate outstanding Contract Value of all of the Purchased Contracts is less than or equal to $200,000,000 or (ii) 30% of the aggregate outstanding Contract Value of all of the Purchased Contracts as of such date if such aggregate outstanding Contract Value of all of the Purchased Contracts is greater than $200,000,000;
          (h) the aggregate outstanding Contract Value of Purchased Contracts that have a final or balloon payment that is greater than 34% of original Contract Value thereof as of such date shall not exceed (i) 20% of the aggregate outstanding Contract Value of all of the Purchased Contracts as of such date if such aggregate outstanding Contract Value of all of the Purchased Contracts is less than or equal to $200,000,000 or (ii) 10% of the aggregate outstanding Contract Value of all of the Purchased Contracts as of such date if such aggregate outstanding Contract Value of all of the Purchased Contracts is greater than $200,000,000; and

          (i) on any date, the aggregate outstanding Contract Value of all of the Purchased Contracts referred to in clause (bb) of the definition of “Eligible Contract” shall not exceed 3% of the aggregate amount of the Commitments as of such date.
          “Contract” means a finance lease, fair market value lease or secured equipment note(s), together with (i) all right, title and interest in the Subject Equipment with respect to such Contract, (ii) all Contract Receivables with respect to such Contract, (iii) all Collections with respect to such Contract and (iv) all other Related Property with respect to such Contract.
          “Contract File” means, unless the Originator Checklist otherwise indicates by an asterisk or other mark that additional items shall be required, with respect to any Contract, a file containing each of the following:
          (a) an original, certified copy or faxed copy of the master Contract, if applicable for the underlying transaction, and Contract schedule (provided, however, that a faxed copy shall be stamped “ORIGINAL” and the Originator Checklist shall contain a notation that the Contract File contains such faxed copy);
          (b) an original or copy of a delivery and acceptance for leases (which may be part of the Contract) for Contracts with an original cost greater than $50,000 (unless otherwise not required and so indicated on the Originator Checklist);
          (c) evidence of insurance for Contracts with an original cost greater than $100,000 (unless otherwise not required and so indicated on the Originator Checklist); and
          (d) copies of UCC filings for the Subject Equipment with an original cost greater than $25,000 for finance leases and loans and in excess of $50,000 on all fair market value leases, as determined by the amount listed on the Originator Checklist or information found in the Contract File.
In addition, with respect to any Contract, each of the following may be present in the Contract File and noted on the Originator Checklist, provided, however, that the absence of any item listed in (a) through (f) below shall not be reported as an Exception on any Contract File Schedule and Exception Report or Trust Receipt:
     (a) an original or faxed copy of a personal, corporate or other guaranty (which may be part of the Contract) as required in the original credit approval;
     (b) an original or faxed copy of a corporate resolution and secretary’s certificate, as appropriate for the transaction;
     (c) an original or faxed copy of a bill of sale, in the case of a sale lease back transaction;
     (d) copies of photo identification;
     (e) an original or copy of a landlord or mortgagee waiver; and

     (f) original or copy of an invoice relating to the Subject Equipment.
Provided, with respect to any loan identified as an acquisition loan on the Originator Checklist, the term “Contract File”, unless the Originator Checklist otherwise indicates (by an asterisk or other mark) that additional items shall be required, means the following:
     (a) an original, certified copy or faxed copy of a loan Contract or master loan Contract;
     (b) an original, certified copy or faxed copy (if not part of the loan Contract and so noted on the Originator Checklist) of a term note;
     (c) an original or certified copy of a security agreement;
     (d) an original or copy of a sale agreement between seller and buyer of the Equipment, if applicable;
     (e) evidence of insurance for Contracts with an original cost of greater than $100,000 (unless otherwise not required and so indicated on the Originator Checklist); and
     (f) copies of UCC filings for loans with an original cost greater than $25,000, as determined by the amount listed on the Originator Checklist or information found in the Contract File.
In addition, with respect to any acquisition loan, the file may contain each of the following, which may be noted on the Originator Checklist, provided, however, that the absence of any item listed in (a) through (n) below shall not be reported as an Exception on any Contract File Schedule and Exception Report or Trust Receipt:
     (a) an original or faxed copy of a personal, corporate or other guaranty (which may be part of the Contract) as required in the original credit approval;
     (b) an original or faxed copy of a corporate resolution and secretary certificate as appropriate for the transaction;
     (c) an original or faxed copy of a bill of sale;
     (d) an original or faxed copy of an escrow agreement;
     (e) copies of photo identification;
     (f) copies of lien searches and applicable releases;
     (g) an original or copy of a landlord or mortgagee waiver;
     (h) a copy of an office lease or sublease;

     (i) evidence of insurance coverage with respect to (i) liability insurance and (ii) malpractice insurance;
     (j) copies of licenses;
     (k) a copy of wire instructions for funding proceeds of the term note;
     (l) an original or certified copy of the assignment of office lease;
     (m) a copy of the site inspection report; and
     (n) original or copy of an invoice relating to the Subject Equipment.
          “Contract File Schedule and Exception Report” means a list of Purchased Contracts held by the Custodian for the benefit of Borrower, the Administrative Agent and the Lenders, which includes codes indicating any Exceptions with respect to each Purchased Contract listed thereon. Each Contract File Schedule and Exception Report shall set forth (i) the Purchased Contracts held by the Custodian, and (ii) all Exceptions with respect thereto, with any updates thereto from the time last delivered.
          “Contract Receivable” means, with respect to any Contract, (i) all “accounts” (as such term is defined in the UCC, together with all proceeds thereon) created by or that otherwise arise under such Contract, (ii) all Collections with respect to such accounts or Contracts and (iii) all Related Property with respect to accounts.
          “Contract Value” means (i) with respect to any Contract that is 120 days or less delinquent, as of any date of determination, the present value of the remaining scheduled payments of such Contract, excluding any residual payment, discounted at the Discount Rate and (ii) with respect to any Contract that is more than 120 days delinquent, as of any date of determination, an amount equal to zero.
          “CP” shall mean the short-term promissory notes of any CP Rate Lender issued by such CP Rate Lender from time to time.
          “CP Rate” means, with respect to any CP Rate Advance as of any date of determination, the rate equivalent to the weighted average of the rates payable by the applicable CP Rate Lender in respect of its CP outstanding on such day that is allocated, in whole or in part, to fund or maintain such CP Rate Advance on such day, converted (as necessary) to an annual yield equivalent rate calculated on the basis of a 360-day year, which rates shall include issuing and paying agent fees and any placement agent or commercial paper fees and commissions; provided, to the extent that all or any portion of such CP Rate Advance made by such CP Rate Lender are funded by a specific issuance of such CP Rate Lender’s CP, the “CP Rate” shall equal the rate or weighted average of the rates applicable to such issuance on such day.
          “CP Rate Advance” means a loan made to Borrower pursuant to Section 2.02(a) of the Loan Agreement by a CP Rate Lender.

          “CP Rate Commitment” means the commitment of a CP Rate Lender to make or otherwise fund a CP Rate Advance and “CP Rate Commitments” means such commitments of all of the CP Rate Lenders in the aggregate. The amount of each CP Rate Lender’s CP Rate Commitment, if any, is set forth on Appendix A to the Loan Agreement or in the applicable Assignment Agreement or joinder agreement, if applicable, subject to any adjustment or reduction pursuant to the terms and conditions of the Loan Agreement. The aggregate amount of the CP Rate Commitments as of the Closing Date is $100,000,000 and, subject to Section 2.01(b) of the Loan Agreement, shall increase to $200,000,000 on or before November 30, 2007.
          “CP Rate Exposure” means, with respect to any CP Rate Lender, as of any date of determination, such Lender’s CP Rate Commitment as of such date; provided, at any time after the Commitment Termination Date, the CP Rate Exposure of any Lender shall be equal to the outstanding principal amount of the CP Rate Advances of such Lender as of such date.
          “CP Rate Lender” means any Lender that holds a CP Rate Commitment and funds such Commitment through the issuance of its CP.
          “CP Rate Note” means a promissory note in the form of Exhibit A-1 to the Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time.
          “Credit Limit” means, as of any date of determination, the lesser of (x) the aggregate Commitments as of such date, and (y) the Borrowing Base as of such date.
          “Cumulative Losses” means, as of any date of determination, an amount equal to the difference of (i) the sum of the Contract Value at the related Purchase Date of all Purchased Contracts that (x) are more than 180 days past due as of such date or (y) LEAF, in its capacity as the Servicer, has charged off in accordance with the Policy and Procedures as of such date, over (ii) the aggregate amount received by the Servicer (net of any related expenses) in connection with the realization of the full amounts due and to become due under such Purchased Contracts and the sale of any property acquired in respect thereof.
          “Custodial Agreement” means the Custodial Agreement, dated as of July 2, 2007, among LEAF Funding, LEAF III, the Servicer, the Administrative Agent, Borrower and the Custodian, as amended, supplemented or otherwise modified from time to time.
          “Custodial Identification Certificate” means the certificate executed by LEAF Financial in connection with the delivery of Contract Files to be held by the Custodian pursuant to the Custodial Agreement, a form of which is attached as Annex 1 to the Custodial Agreement.
          “Custodian” means U.S. Bank National Association or any successor custodian appointed in accordance with the terms of the Custodial Agreement.
          “Custodian Fee” means the fee to be paid to the Custodian in accordance with the fee schedule attached as Schedule A to the Custodial Agreement, as amended, supplemented or otherwise modified from time to time.
          “Custodian Fee Rate” means, as of any date of determination, the rate per annum, expressed as a percentage, at which the Custodian Fee is calculated as of such date.

          “Default Funding Rate” means as of any date of determination, a rate equal to the sum of (a) the Base Rate as of such date, and (b) 1.50%, per annum.
          “Delinquency Rate” means, as of any date of determination, the ratio, expressed as a percentage, of (i) the aggregate outstanding Contract Value of all Purchased Contracts which are sixty (60) days or more past due as of such date to (ii) the aggregate outstanding Contract Value of all Purchased Contracts as of such date.
          “Determination Date” means, with respect to any Payment Date, a date which is the sixteenth (16th) day of the calendar month in which such Payment Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.
          “Discount Rate” means as of any date of determination, a per annum rate, expressed as a percentage, equal to the sum of (a) the Funded Rate, (b) the Servicing Fee Rate, (c) the Back-up Servicing Fee Rate and (d) the Custodian Fee Rate, in each case as in effect as of such date.
          “Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.
          “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender, any Support Institution and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans; provided, neither Borrower nor any Affiliate thereof shall be an Eligible Assignee.
          “Eligible Contract” means a Contract that meets each of the following criteria:
          (a) the Subject Equipment with respect to such Contract has been purchased (i) directly by LEAF Funding from a vendor or manufacturer, or (ii) in the case of a QSP Contract, by LEAF Funding from a QSP, and such QSP has purchased the Subject Equipment directly from a vendor or manufacturer;
          (b) such Contract contains a “Hell or High Water” clause that unconditionally obligates the Obligor to make periodic Contract payments (including taxes), notwithstanding damage to or destruction of the Subject Equipment, or any other event, including obsolescence thereof;
          (c) such Contract is non-cancelable by the Obligor, does not contain any early termination option (or, if it does have such an option, it also contains a make-whole provision);
          (d) such Contract is denominated in Dollars and for which all payments thereunder are payable in Dollars and with respect to which there is no option to change the currency or country in which such payments are made;
          (e) the Subject Equipment is located in the United States, Puerto Rico or Canada;

          (f) all payments payable under such Contract are absolute, unconditional obligations of the Obligors without right to offset for any reason;
          (g) such Contract requires the applicable Obligor to maintain the Subject Equipment in good working order, to bear all the costs of operating the Subject Equipment, including the taxes, maintenance and insurance relating thereto;
          (h) such Contract provides that the Servicer may accelerate all Contract payments if the Obligor is in default under such Contract;
          (i) such Contract provides for periodic Contract payments, which are principally due and payable on a monthly basis and the next payment due date is within thirty (30) days of applicable Purchase Date with respect to such Contract;
          (j) such Contract provides that in the event of a casualty loss, the Servicer may require the Obligor, at the Obligor’s expense, to pay Servicer the sum of all unpaid rents and other payments due under such Contract, all accelerated future payments due under such Contract (discounted to a present value payoff amount) and the booked Residual Value of the Subject Equipment;
          (k) such Contract provides that the Obligor may not elect to utilize any security deposit thereunder to offset any payment thereunder;
          (l) the initial term of such Contract as of the inception date thereof does not exceed 180 months;
          (m) such Contract includes only the remaining non-cancelable contractual payments purchased and funded;
          (n) the Contract Value with respect to such Contract does not include the amount of any security deposits held by LEAF Funding or the Servicer (without the prior written consent of the Administrative Agent);
          (o) such Contract shall not be modified, waived, or amended in any way which could adversely affect the lessor, its assigns or obligees;
          (p) for each Contract in which LEAF Funding is paying a vendor directly, LEAF Funding shall have followed its standard guidelines regarding site inspections;
          (q) the funds to purchase such Contract have been disbursed to the applicable vendor or manufacturer unless LEAF Funding is acquiring a QSP Contract, in which case LEAF Funding shall have funded the originator of the transaction;
          (r) such Contract shall have similar characteristics to other Contracts originated by LEAF Funding and no procedures adverse to the interests of any Lender shall have been used by LEAF Funding in selecting such Contract from other Eligible Contracts originated by LEAF Funding;

          (s) the Custodian is in possession of the Contract File with respect to such Contract, has issued to the Administrative Agent a Trust Receipt therefor and no Exceptions have been cited by the Custodian;
          (t) such Contract was created in compliance with, and that, on the applicable Purchase Date does not contravene in any material respect, any applicable law;
          (u) such Contract will at all times be the legal, valid and binding payment obligation of the Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
          (v) such Contract has not been satisfied, subordinated or rescinded;
          (w) such Contract is not subject to any enforceable provision prohibiting the transfer by LEAF Funding to LEAF III, or by LEAF III to Borrower of its interests therein;
          (x) such Contract is either (x) not subject to any foreign withholding tax or (y) provides for a “gross-up” or indemnity of any payments upon the imposition of any such tax;
          (y) with respect to any Contract that is a finance lease and that has a Contract Value of $25,000 or more, such Contract is secured by a first priority perfected security interest in the Subject Equipment;
          (z) such Contract has been originated by LEAF Funding in accordance with the Policy and Procedures;
          (aa) at the time of initial purchase of such Contract, the Obligor thereunder is not subject to an Insolvency Event;
          (bb) with respect to any Contract for which the Obligor or obligor thereunder is a Governmental Authority, in the sole determination of the originator and Borrower, the Subject Equipment under such Contract constitutes essential Equipment; provided, in no event shall any such Obligor or obligor be a United States federal Governmental Authority; and
          (cc) such Contract does not have a Contract Value in excess of $750,000, unless the Administrative Agent shall have given its prior written consent with respect thereto; provided, the Administrative Agent shall use commercially reasonable efforts to provide such consent within three Business Days of any request for such consent.
     “Eligible Investments” means any and all of the following:
          (a) direct obligations of, and obligations fully guaranteed by, the United States of America, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Federal Home Loan Bank or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

          (b) (i) demand and time deposits in, certificates of deposit of, banker’s acceptances issued by or federal funds sold by any depository institution or trust company (including the Paying Agent or its agent acting in their respective commercial capacities) incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by federal and/or state authorities, provided that, at the time of such investment or contractual commitment providing for such investment, such depository institution or trust company has a short term unsecured debt rating in the highest available rating categories of each of the Rating Agencies, provided further that each such investment has an original maturity of no more than two hundred seventy (270) days, and (ii) such demand or time deposit or deposits are fully insured by the Federal Deposit Insurance Corporation;
          (c) repurchase obligations with a term not to exceed thirty (30) days with respect to any security described in clause (a) above and entered into with a depository institution or trust company (acting as a principal) rated in the highest available short term rating category by each of the Rating Agencies at the time of such investment; provided that collateral transferred pursuant to such repurchase obligation must be of the type described in clause (a) above and must (i) be valued weekly at current market price plus accrued interest, (ii) pursuant to such valuation, equal, at all times, one hundred five percent (105%) of the cash transferred by the Paying Agent in exchange for such collateral and (iii) be delivered to the Paying Agent or, if the Paying Agent is supplying the collateral, an agent for the Paying Agent, in such a manner as to accomplish perfection of a security interest in the collateral by possession of certificated securities;
          (d) commercial paper bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any State thereof which is unaffiliated with any LEAF Party and has a long term unsecured debt rating in the highest available rating category of each of the Rating Agencies at the time of such investment;
          (e) commercial paper having an original maturity of less than two hundred seventy (270) days and issued by any corporation incorporated under the laws of the United States of America or any State thereof which is unaffiliated with any LEAF Party and has a short term unsecured debt rating in the highest available rating category of each of the Rating Agencies at the time of such investment;
          (f) a guaranteed investment contract rated in the highest available rating category by each of the Rating Agencies or issued by an insurance company or other corporation having a long term unsecured debt rating in the highest available rating category of each of the Rating Agencies at the time of such investment; and
          (g) money market funds, including funds managed by the Paying Agent or its Affiliates, having ratings in the highest available rating categories of each of the Rating Agencies at the time of such investment.
The Paying Agent may purchase from or sell to itself or an affiliate, as principal or agent, the Eligible Investments listed above. All Eligible Investments shall be made in the name of the Administrative Agent for the benefit of the Secured Parties and no such Eligible Investments shall mature later than the Business Day preceding the next following Payment Date.

          “Entity” means any individual, partnership, corporation, limited liability company, limited liability partnership, association, estate, trust, business trust, and Governmental Authority.
          “Equipment” means “equipment” as such term is defined in the UCC.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.
          “ERISA Affiliate” means with respect to any Person, (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person; (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person; or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above.
          “Estimated Amount (Shortfall)” means, for any Accrual Period, an amount, if positive, equal to (x) the aggregate amount of all interest calculated in accordance with the Loan Agreement (without regard to any Estimated Rate calculation) for all Advances for each prior Estimation Period, over (y) the aggregate amount of all interest calculated at the Estimated Rate and actually paid for such Estimation Period. The Administrative Agent shall notify Borrower not less than three (3) days prior to the Estimation Period of the applicable Estimated Amount (Shortfall), which determination shall be binding on Borrower, absent manifest error.
          “Estimated Amount (Overage)” means, for any Accrual Period, an amount, if positive, equal to (x) the aggregate amount of all interest calculated at the Estimated Rate and actually paid for each prior Estimation Period, over (y) the aggregate amount of all interest calculated in accordance with the Loan Agreement (without regard to any Estimated Rate calculation) for all Advances for the immediately preceding Estimation Period. The Administrative Agent shall notify Borrower not less than three (3) days prior to the Estimation Period of the applicable Estimated Amount (Overage), which determination shall be binding on Borrower, absent manifest error.
          “Estimated Rate” means, for any Estimation Period, a rate of interest estimated by the Administrative Agent to approximate the CP Rate that would accrue in accordance with the Loan Agreement during such Estimation Period. The Administrative Agent shall notify Borrower of the applicable Estimated Rate prior to each Estimation Period, which determination shall be binding on Borrower, absent manifest error.
          “Estimation Period” means, for any Accrual Period, a period from and including the Determination Date for such Accrual Period to but excluding the Payment Date for such Accrual Period.
          “Exception” means, with respect to any Purchased Contract, (i) any variances from the requirements of the definition of “Contract File” with respect to such Purchased

Contract, or (ii) any written notice to or actual knowledge of the Custodian of a Lien, other than Permitted Liens, with respect to such Purchased Contract.
          “Excess Contract” as such term is defined in the definition of the term “Borrowing Base”.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Facility Fee” means, as of any date of determination a fee payable by Borrower to each Lender in an amount equal to (x) the Facility Fee Rate, times (y) the average daily amount of the aggregate principal amount of all outstanding Advances of such Lender (determined as of the close of business on any date of determination) during the immediately preceding month, which fee shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable for each Monthly Period in arrears on each Payment Date.
          “Facility Fee Rate” means 0.80%, per annum.
          “Funded Rate” means as of any date of determination, a rate equal to the sum of the (a) Hedged Swap Rate as of such date and (b) the Facility Fee Rate.
          “FDIC” means the Federal Deposit Insurance Corporation.
          “GAAP” means the generally accepted accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors from time to time.
          “Governmental Authority” means any nation or government, any state, city, town, municipality, county, local or other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “Hedged Swap Rate” means, as of any date of determination, the weighted average of the fixed rates associated with the Hedging Agreements (weighted by notional balances) as of such date.
          “Hedging Agreement” means one or more written hedging agreements, swap agreements or similar arrangements acceptable to LEAF Financial, Borrower and the Administrative Agent to which Borrower is a party, with an aggregate notional value equal to the aggregate amount of the Contract Values for all Purchased Contracts as of such date, intended to offset a decline in value of Purchased Contracts due to changes in market interest rates.

          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Increased Cost Lender” as defined in Section 2.13 of the Loan Agreement.
          “Incremental Advance” as defined in Section 2.14 of the Loan Agreement.
          “Incremental Commitment” as defined in Section 2.14 of the Loan Agreement.
          “Incremental Increase Date” as defined in Section 2.14 of the Loan Agreement.
          “Incremental Lender” as defined in Section 2.14 of the Loan Agreement.
          “Indemnified Amounts” means claims, damages, losses, liabilities, expenses, disbursements, obligations, penalties, actions, suits, judgments and amounts paid in settlement thereof of any kind or nature whatsoever (including reasonable legal fees and expenses in connection with investigating, negotiating and settling any such claim, damage, loss, liability, expense, disbursement, obligation, penalty, action, suit, judgment or amount).
          “Indemnified Parties” means the Administrative Agent, each Lender, each Support Institution, the Custodian, the Paying Agent, the Back-up Servicer, each Successor Servicer and any of their respective officers, directors, shareholders, members, successors, assigns, servants, agents or employees.
          “Insolvency Event” means, as to any Person:
     (a) (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law, (ii) an involuntary case is commenced against such Person under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect which remains undismissed, undischarged or unbonded for a period of forty-five (45) days or (iii) such Person shall have a decree or an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or
     (b) such Person shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to all or substantially all of its property, or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Person; or such Person shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make a general assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.
          “LAM, LLC” means LEAF Asset Management, LLC, a Delaware limited liability company.
          “LEAF Financial” means LEAF Financial Corporation, a Delaware corporation.
          “LEAF Funding” means LEAF Funding, Inc., a Delaware corporation.
          “LEAF III” or the “Partnership” means LEAF Equipment Leasing Income Fund III, L.P., a Delaware limited partnership.
          “LEAF Parties” means Borrower, LEAF III, LEAF Financial and LEAF Funding.
          “Lenders” means each Person listed on the signature pages to the Loan Agreement as a Lender, and any other Person (other than a natural Person) that becomes a party thereto pursuant to an Assignment Agreement or joinder agreement, as applicable.
          “LIBO Base Rate” means for any LIBO Rate Advance, with respect to each Accrual Period, the rate per annum equal to the rate appearing on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number LIBOR01) as the one-month LIBOR on (i) with respect to the Accrual Period beginning on any Purchase Date, the date that is two (2) Business Days prior to such Purchase Date, and (ii) with respect to all other Accrual Periods, the date that is two (2) Business Days prior to the end of the immediately preceding Accrual Period, and if such rate shall not be so quoted, the rate per annum at which the Reference Banks are offered Dollar deposits at or about 11:00 a.m., New York time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of their loans are then being conducted for delivery on such day for a period of one month, and in an amount comparable to the amount of the Advances then being requested and to be outstanding on such day.
          “LIBO Rate” means, at any time, a rate per annum (rounded upwards to the nearest 1/100th of one percent) determined by the Administrative Agent to be equal to (i) the LIBO Base Rate divided by (ii) 1 minus the LIBO Reserve Requirements.
          “LIBO Rate Advance” means a loan made to Borrower pursuant to Section 2.02(a) of the Loan Agreement by a Lender having a LIBO Rate Commitment.
          “LIBO Rate Commitment” means the commitment of a LIBO Rate Lender to make or otherwise fund a LIBO Rate Advance and “LIBO Rate Commitments” means such commitments of all of the LIBO Rate Lenders in the aggregate. The amount of each LIBO Rate Lender’s LIBO Rate Commitment, if any, is set forth on Appendix A to the Loan Agreement or in the applicable Assignment Agreement or joinder agreement, if applicable, subject to any adjustment or reduction pursuant to the terms and conditions of the Loan Agreement. The aggregate amount of the LIBO Rate Commitments as of the Closing Date is $0.

          “LIBO Rate Exposure” means, with respect to any Lender, as of any date of determination, such Lender’s LIBO Rate Commitment as of such date; provided, at any time after the Commitment Termination Date, the LIBO Rate Exposure of any Lender shall be equal to the outstanding principal amount of the LIBO Rate Advances of such Lender as of such date.
          “LIBO Rate Lender” means any Lender that holds a LIBO Rate Commitment.
          “LIBO Rate Note” means a promissory note in the form of Exhibit A-2 to the Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time.
          “LIBO Reserve Requirements” shall mean for any calendar month and for any Lender as to which LIBO Reserve Requirements are actually required to be maintained, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day or during such calendar month, as applicable (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of such Governmental Authority.
          “Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, lease, easement, title defect, restriction, levy, execution, seizure, attachment, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any capitalized lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
          “Loan Agreement” means the Loan and Security Agreement, dated as of July 2, 2007, between Borrower, the Lenders, and MLBUSA, as the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
          “Loan Documents” means the Loan Agreement, the Notes, if any, and all other agreements, instruments, and other documents executed and delivered pursuant thereto or otherwise evidencing or securing any Advance or other Obligation.
          “Lyon” means Lyon Financial Services, Inc. d/b/a U.S. Bank Portfolio Services, a Minnesota corporation.
          “Master DDA” means a depositary account maintained by the Master DDA Securities Intermediary pursuant to the Master DDA Control Agreement or any successor securities account maintained pursuant to the Master DDA Control Agreement.
          “Master DDA Control Agreement” means the Lockbox Agency and Control Agreement, dated as of July 31, 2006, among LEAF Financial, LEAF Funding, the Master DDA Securities Intermediary, the Additional LEAF Entities (as defined therein), the Secured Party (as defined therein) and the Creditor Parties (as defined therein), as amended, supplemented or otherwise modified from time to time.

          “Master DDA Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of April 18, 2005, together with the joinders thereto, including with respect to making Borrower a party thereto, among Sovereign Bank, a national banking association, OFC Capital, a division of ALFA Financial Corporation, an Alabama corporation, National City Commercial Capital Corporation f/k/a Information Leasing Corporation, an Ohio corporation, WestLB AG, New York Branch, Commerce Bank, National Association, a national banking association, National City Bank, a national banking association, Merrill Lynch Equipment Finance LLC, a Delaware limited liability company, Merrill Lynch Commercial Finance Corp., a Delaware corporation, LEAF Institutional Direct Management, LLC, a Delaware limited liability company, Lease Equity Appreciation Fund I, L.P., a Delaware limited partnership, Lease Equity Appreciation Fund II, L.P., a Delaware limited partnership, LEAF Funding, Inc., a Delaware corporation, LEAF Fund I, LLC, a Delaware limited liability company, LEAF Fund II, LLC, a Delaware limited liability company, RCC Commercial, Inc., a Delaware corporation, Resource Capital Funding, LLC, a Delaware limited liability company, Black Forest Funding Corporation, Bayerische Hypo- Und Vereinsbank AG, New York Branch, LEAF Financial Corporation, a Delaware corporation, and U.S. Bank National Association, a national banking association, as amended, supplemented or otherwise modified from time to time.
          “Master DDA Securities Intermediary” means U.S. Bank National Association, or any other securities intermediary that maintains the Master DDA pursuant to the Master DDA Control Agreement.
          “Matured Contract” means any Contract that has reached the last day of its original term.
          “MLBUSA” means Merrill Lynch Bank USA, a Utah industrial bank.
          “Monthly Period” means each period that begins on the first day of a calendar month and ending on the last day of the same calendar month.
          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
          “Net Contract Values” means, as of any date of determination, an amount equal to (x) the aggregate amount of the Contract Values of all Purchased Contracts as of such date, less (y) the aggregate amount of the Excess Portion of the Contract Values of all Excess Contracts as of such date.
          “Net Investment” means, with respect to any Contract, the amortized total cost of the Subject Equipment for such Contract, as calculated in accordance with GAAP and as set forth on the Servicer’s lease accounting system “Infolease System” under the field “Blended Net Investment”.
          “Non-US Lender” as defined in Section 2.11(c) of the Loan Agreement.
          “Note” means a CP Rate Note or LIBO Rate Note.

          “Notice Office” means, as of the Closing Date, the office of each party to the Transaction Documents as set forth on Schedule II hereto, and after the Closing Date, with respect to any Lender, such Lender’s Notice Office as set forth in the applicable Assignment Agreement, and with respect to any other party to the Transaction Documents, such other office as such party may hereafter designate in writing as such to the other parties to the Transaction Documents.
          “Obligations” means, whether now existing or hereafter incurred (i) the prompt payment by Borrower, as and when due and payable (by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts from time to time owing by it in respect of the Loan Agreement, the Notes and the other Loan Documents, including, without limitation, principal of and interest on the Advances (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of Borrower, whether or not a claim for post-filing interest is allowed in such proceeding), and all interest thereon, all fees, commissions, expense reimbursements, indemnifications and all other amounts due or to become due under any Loan Document; and (ii) the due performance and observance by Borrower of all of its other obligations from time to time existing in respect of the Loan Agreement and all other Loan Documents.
          “Obligor” means with respect to any Contract, the lessee or borrower thereunder.
          “One-Time Successor Servicer Fee” means that amount paid to the Back-up Servicer upon appointment as Successor Servicer in the amount of $60,000.
          “Originator Checklist” means a checklist substantially in the form attached as Exhibit A hereto.
          “Partnership Advances” means, in the event that any Obligor fails to remit the full scheduled payment due from it with respect to a Monthly Period by the Determination Date for the Payment Date related to such Monthly Period, an advance by the Partnership, in its sole discretion, from its own funds prior to such Payment Date, of an amount equal to such unpaid scheduled payment.
          “PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, as amended (USA Patriot Act of 2001).
          “Paying Agent” means U.S. Bank National Association or any successor paying agent appointed in accordance with the terms of the Paying Agent Agreement.
          “Paying Agent Agreement” means the Paying Agent Agreement, dated as of July 2, 2007, among LEAF Funding, LEAF III, the Servicer, the Administrative Agent, Borrower and the Paying Agent, as amended, supplemented or otherwise modified from time to time.
          “Payment Date” means the twenty-second (22nd) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day. The first Payment Date shall be August 22, 2007.

          “Payment Office” means the office of the Administrative Agent set forth on Schedule III hereto, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
          “Permissible Static Pool Loss Ratio” means, as of any date of determination, the ratio, for each Quarterly Origination Period, corresponding to the applicable number of months elapsed since the mid-point of such Quarterly Origination Period, as set forth on Schedule I hereto.
          “Permitted Liens” means (i) the Liens arising under the Purchase and Sale Agreement, (ii) the Liens arising under the Purchase and Contribution Agreement, (ii) the Liens arising under the Servicing Agreement, (iv) the Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, arising under the Loan Agreement, and (v) Liens for current taxes, assessments or other governmental charges or levies not delinquent.
          “Person” means any natural person, corporation, business trust, joint venture, association, limited liability company, partnership, joint stock company, corporation, trust, unincorporated organization or Governmental Authority.
          “Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Policy and Procedures” means, with respect to the initial Servicer, those policies and procedures to be followed by LEAF Financial with respect to the origination, collection and administration of Contracts and as set forth in LEAF Financial’s Policy and Procedures Manual on the Closing Date, as the same may be amended or modified with the prior written consent of the Administrative Agent and with respect to any Successor Servicer, the collection policies and procedures of such Successor Servicer with respect to receivables similar to the Contracts.
          “Potential Servicer Default” means any occurrence or event which, with the giving of notice, the passage of time or both, would constitute a Servicer Default.
          “Potential Termination Event” means any occurrence or event which, with the giving of notice, the passage of time, or both, would constitute a Termination Event.
          “Priority of Payments” means on each Payment Date, the application of funds that have been deposited in the Collection Account during the immediately preceding Monthly Period in the following order of priority:
          (a) to the Partnership, any unreimbursed Partnership Advances;
          (b) on a pari passu basis, (i) to the Back-up Servicer, an amount equal to the Back-up Servicing Fee then due and payable, and any out-of-pocket expenses due to the Back-up Servicer in accordance with the Transaction Documents, unless the Back-up Servicer is the Servicer, (ii) to the Administrative Agent, an amount equal to the Administrative Agent Fee then due and payable and (iii) to the Custodian, an amount equal to the Custodian Fee then due and payable, and any out-of-pocket expenses due to the Custodian in accordance with the Transaction Documents;
          (c) if the Back-Up Servicer is the Servicer, an amount equal to the Servicing Fee then due and payable;
          (d) to the counterpart(y)(ies) of a Hedging Agreement, the aggregate amount due under any such Hedging Agreement as of such date (including any breakage fees), excluding any termination payment resulting from the default of such counterpar(y)(ies);
          (e) to the Administrative Agent, for application pursuant to Section 2.07 of the Loan Agreement, an amount equal to the aggregate amount of the Unused Fees then due and payable to the Lenders for the immediately preceding Monthly Period and, to the extent not previously paid, for all prior Monthly Periods (plus interest on such unpaid amounts at the applicable interest rate for Advances during the Monthly Period(s) such amounts were overdue (assuming the oldest are paid first)); provided, no Unused Fee shall be due and payable at any time the Default Funding Rate is in effect;
          (f) to the Administrative Agent, for application pursuant to Section 2.07 of the Loan Agreement, an amount equal to (i) the aggregate amount of all interest then due and payable on the Advances for the immediately preceding Accrual Period and, to the extent not previously paid, for all prior Accrual Periods, which shall include the aggregate amount of all interest then due and payable on the applicable Advances at the Estimated Rate for the Estimation Period with respect to such Accrual Period, plus (ii) any Estimated Amount (Shortfall) for any prior Accrual Period, minus (iii) any Estimated Amount (Overage) for any prior Accrual Period, plus (iv) interest on such unpaid amounts at the applicable interest rate for the Advances during the Accrual Period(s) such amounts were overdue (assuming the oldest are paid first);
          (g) to LEAF III, for forwarding to the Servicer, an amount equal to the Servicing Fee then due and payable and, if LEAF Financial is no longer the Servicer, then to the applicable Successor Servicer.
          (h) to the Administrative Agent, for application pursuant to Section 2.07 of the Loan Agreement, a principal payment on the Advances in an amount equal to the excess of (i) the aggregate principal amount of all outstanding Advances as of the end of the related Monthly Period over (ii) the Borrowing Base as of the end of the related Monthly Period;
          (i) to the Servicer and to the Lenders, all other amounts due and payable thereto by Borrower under the Transaction Documents;
          (j) the Transaction Expenses, to the extent they are not paid by the Servicer;
          (k) to the counterpart(y)(ies) of a Hedging Agreement, the aggregate amount due to any termination payment resulting from the default of such counterpar(y)(ies) under any such Hedging Agreement as of such date (including any breakage fees); and

          (l) to Borrower, all remaining funds.
Notwithstanding anything herein to the contrary:
       (1) if a Termination Event shall have occurred, all amounts in the Collection Account remaining after the distributions set forth in clauses (a) – (f) above shall be distributed to the Administrative Agent, for application pursuant to Section 2.07 of the Loan Agreement, as additional principal to be applied to the Advances until fully repaid;
       (2) all amounts deposited into the Collection Account in accordance with either Section 2.04(b) of the Purchase and Sale Agreement and Section 2.03(b) of the Purchase and Contribution Agreement, or Section 2.06(b)(i) of the Purchase and Sale Agreement and 2.05(b)(i) of the Purchase and Contribution Agreement, as applicable, shall be immediately distributed to the Administrative Agent, for application pursuant to Section 2.07 of the Loan Agreement, and applied to reduce the aggregate principal amount of all outstanding Advances then outstanding without any further application with respect to the Priority of Payments; and
       (3) on any Purchase Date, provided no Termination Event shall have occurred, all amounts in the Collection Account as of such date in excess of the Credit Limit as of such date, shall, at the written request of Borrower, be distributed to Borrower.
          “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the CP Rate Advance of any Lender, the percentage obtained by dividing (a) the CP Rate Exposure of that Lender by (b) the aggregate CP Rate Exposure of all of the CP Rate Lenders; and (ii) with respect to all payments, computations and other matters relating to the LIBO Rate Advance of any Lender, the percentage obtained by dividing (a) the LIBO Rate Exposure of that Lender by (b) the aggregate LIBO Rate Exposure of all of the LIBO Rate Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the CP Rate Exposure and the LIBO Rate Exposure of that Lender, by (B) an amount equal to the sum of the aggregate CP Rate Exposure and the aggregate LIBO Rate Exposure of all of the Lenders.
          “Proceeding” means any suit in equity, action or law or other judicial or administrative proceeding.
          “Purchase and Contribution Agreement” means the Purchase and Contribution Agreement, dated as of July 2, 2007, between LEAF III and Borrower, as amended, supplemented or otherwise modified from time to time.
          “Purchase Date” has the meaning set forth in Section 3.02(a) of the Purchase and Sale Agreement.
          “Purchase Date Contract Value” means, for any Purchased Contract, the Contract Value of such Purchased Contract as of the applicable Purchase Date.
          “Purchase Date Notice” has the meaning set forth in Section 3.02(a) of the Purchase and Sale Agreement.

          “Purchase Price” means, with respect to any Purchased Contract, the price payable in consideration of the sale of such Purchased Contract in an amount equal to the Contract Value of such Purchased Contract as of the applicable Purchase Date.
          “Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of July 2, 2007, between LEAF Funding and LEAF III, as amended, supplemented or otherwise modified from time to time.
          “Purchased Contracts” has the meaning set forth in Section 2.01 of the Purchase and Sale Agreement. Purchased Contracts shall not include Repurchased Contracts.
          “QSP” means a qualified strategic partner qualified to originate Contracts in accordance with the Policy and Procedures.
          “QSP Contract” means a Contract originated by a QSP which has purchased the Subject Equipment from a vendor or manufacturer.
          “Qualified Subservicer” means any Person that (x) has experience managing commercial finance operations, sufficient available lines of credit or other significant back-up sources of liquidity, a history of satisfactory servicing for funding sources, and has provided the Servicer with its most recent audited financial statements and its most recent interim financial statements, and (y) is party to a written agreement between such Person and the Servicer providing, inter alia, the following: (i) such agreement may be terminated by the Servicer; (ii) the Servicer may at any time audit the books and records of such Person; (iii) the rights and remedies of the Servicer under such written agreement, and the duties and obligations of such Person thereunder, may be assigned by the Servicer without notice to or the consent of such Person; and (iv) such Person shall deliver to the Servicer (and such Person has delivered to the Servicer), a transfer letter to each applicable Obligor, to be held in escrow by the Servicer, notifying each such Obligor that such Obligor shall, upon receipt of such letter, deal solely with the Servicer and thereafter make all payments on its applicable Contracts to the Collection Account.
          “Quarterly Matured Contract Pools” means, for any quarter, the aggregate amount of Residual Proceeds on Matured Contracts for such quarter grouped by month of maturity.
          “Quarterly Origination Period” means each three-month period ending on each of March 31, June 30, September 30 and December 31 of each year.
          “Rating Agencies” means each of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., Fitch, Inc. or any other nationally-recognized statistical rating organization to the extent any of the foregoing have been engaged by Administrative Agent or its designee.
          “Records” means the Contracts and all other documents, books, records and other writings and information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights, but excluding any credit profiles and rights in any personally identifiable data of any Obligor) maintained with respect to Contracts and the related Obligors.

          “Reference Banks” means three major banks that are engaged in the London interbank market, as selected by the Administrative Agent.
          “Register” as defined in Section 2.04(b) of the Loan Agreement.
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Related Property” means, with respect to any Contract:
     (a) all “instruments”, “chattel paper”, “accounts”, “general intangibles”, “commercial tort claims”, “investment property” and “letter of credit rights” (as each such term is defined in the UCC) evidencing or arising under such Contract;
     (b) all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Contract;
     (c) all guarantees, indemnities, warranties, insurance (and proceeds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Contract;
     (d) all Records related to such Contract;
     (e) all service contracts and other contracts and agreements associated with such Contract; and
     (f) all proceeds of any of the foregoing.
          “Replacement Lender” as defined in Section 2.13 of the Loan Agreement.
          “Reportable Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by LEAF Financial, any of its Subsidiaries or any of their respective ERISA Affiliates from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability to LEAF Financial, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the imposition of liability on LEAF Financial, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of LEAF Financial, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by LEAF Financial, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on LEAF Financial, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against LEAF Financial, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Plan.
          “Repurchase Date” has the meaning set forth in Section 2.04(b) of the Purchase and Sale Agreement.
          “Repurchase Notice Date” has the meaning set forth in Section 2.04(a) of the Purchase and Sale Agreement.
          “Repurchase Price” means, with respect to any Repurchased Contract as of any date of determination, the sum of (i) the present value of the remaining scheduled payments of such Repurchased Contract, excluding any residual payment, discounted at the Discount Rate plus (ii) all overdue scheduled payments remaining unpaid, together with late charges, overdue interest and all other amounts then due, under such Repurchased Contract.
          “Repurchased Contract” has the meaning set forth in Section 2.04(a) of the Purchase and Sale Agreement.
          “Required Lenders” means one or more of the Lenders having or holding CP Rate Exposure and/or LIBO Rate Exposure representing more than 50% of the sum of the aggregate CP Rate Exposure and LIBO Rate Exposure of all of the Lenders.
          “Requirements of Law” means, with respect to any Person, the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person and any law, treaty, rule or regulation, or determination of any arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, whether Federal, state or local (including, usury laws, the Federal Truth in Lending Act and retail installment sales acts).
          “Residual Proceeds” means all amounts realized on the disposal or re-leasing of any Subject Equipment that is subject to a Matured Contract, without deduction of any credit losses.
          “Residual Value” means, with respect to any Contract, the value of the Subject Equipment to the lessor thereunder at the expiration or maturity date of such Contract, as estimated by LEAF Financial at the origination of such Contract in accordance with the Policy and Procedures.
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or any successor thereto.
          “Scheduled Commitment Termination Date” means the earliest to occur (i) of June 30, 2008, (ii) thereafter, upon forty-five (45) days’ prior written request by Borrower, but at the sole discretion of the Administrative Agent and the Lenders, each 364-day anniversary of the immediately preceding Scheduled Commitment Termination Date, and (iii) the Scheduled Maturity Date.
          “Scheduled Maturity Date” means June 28, 2010.
          “SEC” means the United States Securities and Exchange Commission.
          “Secured Parties” means the Administrative Agent and the Lenders, together with their successor and assigns.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Servicer” means LEAF Financial, in its capacity as Servicer under the Servicing Agreement, or any Successor Servicer.
          “Servicer Certification” has the meaning set forth in Section 2.05(a) of the Servicing Agreement.
          “Servicer Default” means any of the following events:
          (a) any failure by the Servicer to deliver to the Administrative Agent (x) the Servicer Certification as required pursuant to Section 2.05(a) of the Servicing Agreement or (y) any other report as required pursuant to Section 2.05(b) of the Servicing Agreement, in any case within three (3) Business Days after the earlier of the date upon which (i) the Administrative Agent provides written notification of such failure to the Servicer or (ii) the Servicer or any shareholder thereof becomes aware that such Servicer Certification or report has not been delivered; or

          (b) any failure by the Servicer to remit, or cause to be remitted, any payment, transfer, deposit or other delivery after the date upon which such payment, transfer, deposit or delivery is required to be made pursuant to the Servicing Agreement; provided, that the Servicer shall have a one (1) Business Day grace period with respect to all such remittances on not more than one occasion; or
          (c) an Insolvency Event shall occur with respect to the Servicer; or
          (d) any representation, warranty or certification made by the Servicer under the Servicing Agreement, or in any certificate or information delivered pursuant to the Servicing Agreement, shall prove to have been incorrect in any respect when made and which has a material adverse effect on the interests of the or the Lenders, which, if subject to cure, continues unremedied for a period of thirty (30) days after the earliest of (i) the date on which written notice of that failure, requiring the same to be remedied, shall have been given to the Servicer by the Administrative Agent and (ii) the date on which the Servicer has actual knowledge of such failure; or
          (e) the Servicer shall assign or delegate its duties under the Servicing Agreement other than as specifically permitted by the Servicing Agreement; or
          (f) any failure by the Servicer to observe or perform in any material respect any other covenant or agreement of the Servicer pursuant to the Servicing Agreement which materially and adversely affects the rights of the Lenders and which, if subject to cure, continues unremedied for a period of thirty (30) days after the earlier of (i) the Servicer receives written notification from the Administrative Agent or (ii) the date on which the Servicer is required to provide notice of such failure; or
          (g) as of the last day of any Monthly Period, the Delinquency Rate for Borrower for a three (3) month rolling period as of such date shall be 4% or more, subject to a cure period of one month; or
          (h) the Weighted Average Static Pool Loss Ratio for Borrower as of the last day of any Monthly Period shall exceed the Weighted Average Permissible Static Pool Loss Ratio as of such date; or
          (i) either Crit DeMent or Miles Herman is no longer active in the management of LEAF Financial, provided that in such event, LEAF Financial shall have ninety (90) days to identify and hire a replacement for either, subject to the prior written approval of the Administrative Agent; or
          (j) Resource America Inc. at any time ceases to own and control, directly or indirectly, at least 80% of all of the capital and voting stock of LEAF Financial; or
          (k) any event or series of events shall occur that, individually or in the aggregate, could, in the reasonable judgment of the Administrative Agent, be deemed to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of LEAF Financial; or

          (l) any breach or default by Resource America, Inc. with respect to any term of any loan agreement, mortgage, note, certificate, indenture or other agreement or instrument relating to one or more items of items of indebtedness in an aggregate principal amount of $20,000,000 or more, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such indebtedness (or a trustee on behalf of such holder or holders) to cause, such indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity; or
          (m) As of the last day of each fiscal quarter beginning with the fiscal quarter ending September 30, 2007, LEAF III shall have failed to maintain “partners capital” (as reflected in its financial statements) of no less that 75.00% of “partners capital” reported on the corresponding financial statements as of the same period, provided that as of the last day of the fiscal quarter ending March 31, 2009 (the last day of the quarter following its offering period pursuant to its Prospectus dated February 7, 2007), LEAF III shall have failed to maintain “partners capital” (as reflected in its financial statements) of no less than 75.00% of “partners capital” as reported in its March 31, 2009 financial statements; or
          (n) LEAF III, together with Borrower, shall have as of the last day of each fiscal quarter thereof a ratio of total liabilities as of such date to partner’s capital as of such date (in each case determined on a consolidated basis in accordance with GAAP) in excess of 8.5 to 1.0.
          “Servicer Default Notice” means, in the event of any Servicer Default, a written notice by the Administrative Agent to the Servicer terminating the rights and obligations of the Servicer, as Servicer, under the Servicing Agreement as to all or any of the Purchased Contracts.
          “Servicing Agreement” means the Servicing Agreement, dated as of July 2, 2007, among the Servicer, LEAF Funding, LEAF III, Paying Agent, Borrower and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
          “Servicing Fee” has the meaning specified in Section 2.02(a) of the Servicing Agreement.
          “Servicing Fee Rate” means, as of any date of determination, the rate per annum, expressed as a percentage, at which the Servicing Fee is calculated as of such date.
          “Servicing Standard” means to service the Purchased Contracts (i) in the same manner in which, and with the same degree of skill, care prudence and diligence with which, the Servicer services and administers similar leases and Contracts for its own account and the account of its Affiliates or any third parties, or (ii) in a manner normally associated with the prudent and professional servicing of similar leases and Contracts, whichever is the highest, and in each case, in material compliance with all applicable laws, but without regard to (a) any known relationship that the Servicer or any of its Affiliates may have with any Obligor, any of their respective affiliates or any other party to the Transaction Documents; (b) the Servicer’s obligation to make advances or incur servicing expenses with respect to the Purchased Contracts or any similar leases and Contracts; (c) the Servicer’s right to receive compensation for its services; (d) the ownership or servicing for others by the Servicer of any other leases or

Contracts; (e) the indemnification obligations of the Servicer or (f) the existence of any loans made by the Servicer or any of its Affiliates to any Obligor.
          “Servicing Transfer” means the termination of all of the rights and obligations of the Servicer under the Transaction Documents and the appointment of a Successor Servicer.
          “Static Pool Loss Ratio” means, with respect to a Quarterly Origination Period, as of any date of determination, an amount, expressed as a percentage, equal to (i) the Cumulative Losses with respect to Contracts originated during such Quarterly Origination Period divided by (ii) the original Contract Value of Contracts originated during such Quarterly Origination Period.
          “Subject Equipment” means, with respect to any Contract, the Equipment subject to such Contract.
          “Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or (b) that is, at the time any determination is being made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Successor Servicer” means a servicer (including the Back-up Servicer) who is appointed as a successor servicer pursuant to Section 4.02 of the Servicing Agreement.
          “Support Institution” shall mean, with respect to any Support Agreement, each financial institution providing credit or liquidity support under such Support Agreement.
          “Support Agreement” shall mean, with respect to any CP Rate Lender, any agreement entered into by a Support Institution providing for credit or liquidity support in connection with such CP Rate Lender’s CP program including, without limitation, through the issuance of one or more letters of credit for the account of such CP Rate Lender, the issuance of one or more surety bonds for which such CP Rate Lender is obligated to reimburse the applicable Support Institution for any drawings thereunder, the sale by such CP Rate Lender to any Support Institution of its Note or CP Rate Loans (or any portion thereof) and/or the making of loans or other extensions of credit to such CP Rate Lender by a Support Institution, together with any letter of credit, surety bond or other instrument issued thereunder.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

          “Termination Event” means any of the following events:
          (a) (1) (i) any failure by LEAF Funding to observe or perform in any material respect any covenant or agreement of LEAF Funding pursuant to the Purchase and Sale Agreement which adversely affects the rights of the Lenders, (y) any failure by LEAF III to observe or perform in any material respect any covenant or agreement of LEAF III pursuant to the Purchase and Contribution Agreement which adversely affects the rights of the Lenders or (z) any failure by Borrower to observe or perform in any material respect any covenant or agreement of Borrower pursuant to the Loan Agreement which adversely affects the rights of the Lenders and, which, if subject to cure, continues unremedied for a period of thirty (30) days after the earlier of (i) receipt by LEAF Funding, LEAF III or Borrower, as applicable, of written notification thereof from the Administrative Agent or (ii) the date on which LEAF Funding, LEAF III or Borrower, as applicable, is required to provide notice of such failure pursuant to the applicable Transaction Document; or (2) any failure by Borrower to pay when due (x) any principal of any Advance, or (y) any interest on any Advance or any fee or any other amount due hereunder within five (5) days after the date due; or
          (b) (x) any representation, warranty or certification made by LEAF Funding under the Purchase and Sale Agreement, or in any certificate or information delivered pursuant to the Purchase and Sale Agreement, including in a Purchase Date Notice, (y) any representation, warranty or certification made by LEAF III under the Purchase and Contribution Agreement, or in any certificate or information delivered pursuant to the Purchase and Contribution Agreement, including in a Purchase Date Notice, or (z) any representation, warranty or certification made by Borrower under the Loan Agreement, or in any certificate or information delivered pursuant to the Loan Agreement, including in a Purchase Date Notice, and in any such case, shall prove to have been incorrect in any material respect when made, which, if subject to cure, continues unremedied for a period of thirty (30) days after the earlier of (i) the date on which written notice of that failure, requiring the same to be remedied, shall have been given to LEAF Funding, LEAF III or Borrower, as applicable, by the Administrative Agent and (ii) the date on which LEAF Funding, LEAF III or Borrower, as applicable, has actual knowledge of such failure; or
          (c) an Insolvency Event shall occur with respect to LEAF Funding, LEAF III or Borrower; or
          (d) any Purchased Contract shall not be free of all Liens other than Permitted Liens; or
          (e) the aggregate principal amount of all outstanding Advances as of any date of determination exceeds the Borrowing Base as of such date and Borrower shall have failed to repay Advances or otherwise pledge additional Contracts within one business day after the earlier of (i) the date on which written notice of such excess shall have been given to LEAF Funding, LEAF III or Borrower, as applicable, by the Administrative Agent and (ii) the date on which LEAF Funding, LEAF III or Borrower, as applicable, has actual knowledge of such excess; or
          (f) a Servicer Default shall have occurred and is continuing.

          “Transaction Documents” means, collectively, the Purchase and Sale Agreement, including this Appendix A, the Purchase and Contribution Agreement, the Loan Agreement, the Notes, the Servicing Agreement, the Back-up Servicing Agreement, the Custodial Agreement, the Paying Agent Agreement, the Vehicle Lienholder Nominee Agreement, the Master DDA Control Agreement and the Master DDA Intercreditor Agreement.
          “Transaction Expenses” has the meaning specified in Section 2.02(b)(i) of the Servicing Agreement.
          “Trust Receipt” means a Trust Receipt in the form of Annex 2 to the Custodial Agreement delivered to the Administrative Agent by the Custodian covering all of the Purchased Contracts subject to the Custodial Agreement from time to time, as reflected on the Contract File Schedule and Exception Report attached thereto in accordance with Section 4(d) of the Custodial Agreement.
          “Unused Fee” means, as of any date of determination, a fee payable by Borrower to each Lender in an amount equal to (x) the Unused Fee Rate, times (y) the difference of (i) the Commitments of such Lender in effect as of such date and (ii) the average daily amount of the aggregate principal amount of all outstanding Advances of such Lender (determined as of the close of business on any date of determination) during the immediately preceding month, which fee shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable for each Monthly Period in arrears on each Payment Date.
          “Unused Fee Rate” means 0.20%, per annum.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of the Transaction Documents relating to such perfection or effect of perfection or non-perfection.
          “United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.
          “U.S. Lender” as defined in Section 2.11(c) of the Loan Agreement.
          “Vehicle Lienholder Nominee Agreement” means the Vehicle Lienholder Nominee Agreement, dated as of July 2, 2007, among the Lienholder defined therein, Borrower and Administrative Agent, as amended, supplemented or otherwise modified from time to time.
          “Warranty Breach” as defined in Section 2.04(a) of the Purchase and Sale Agreement or in Section 2.03(a) of the Purchase and Contribution Agreement, as applicable.
          “Weighted Average Static Pool Loss Ratio” means, as of any date of determination, an amount equal to the weighted average (weighted by original Contract Value of

Contracts originated in each applicable Quarterly Origination Period) of the Static Pool Loss Ratios with respect to each Quarterly Origination Period.
          “Weighted Average Permissible Static Pool Loss Ratio” means, as of any date of determination, an amount equal to the weighted average (weighted by original Contract Value of Contracts originated in each applicable Quarterly Origination Period) of the Permissible Static Pool Loss Ratios with respect to each Quarterly Origination Period.
          “Withdrawal Liability” means, as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, an amount equal to the sum of (x) the potential liability of LEAF Financial, its Subsidiaries and their respective ERISA Affiliates as of such date for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA) plus (y) the potential liability of LEAF Financial, its Subsidiaries and their respective ERISA Affiliates as of such date for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA.
          “written” or “in writing” means any form of written communication, including, without limitation, by means of telex, telecopier device, telegraph, electronic mail or messaging systems, the Internet or cable.
     III. Rules of Construction.
          Except as otherwise expressly provided herein or in any of the Transaction Documents or unless the context otherwise clearly requires:
      (a) defined terms include, as appropriate, all genders and the plural as well as the singular;
      (b) references to designated articles, Sections and other subdivisions of a Transaction Document refer to the designated article, Section, or other subdivision of such Transaction Document as a whole and to all subdivisions of the designated article, Section or other subdivision;
      (c) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Transaction Document in which such reference is made as a whole and not to any particular article, Section or other subdivision of such Transaction Document;
      (d) any term that relates to a document, statute, rule or regulation includes any amendments, modifications, supplements or any other changes that may have occurred since the document, statute, rule or regulation came into being, including changes that occur after the date of the Transaction Document in which such reference is made;
      (e) the term “including” and all its variations mean “including but not limited to.” Except when used in conjunction with the word “either,” the word “or” is always used inclusively (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”);

      (f) all accounting terms used in an accounting context and not otherwise defined shall be construed in accordance with GAAP; and
      (g) in the computation of a period of time from a specified date to a later specified date or an open-ended period, the word “from” means “from and including” and the words “to” or “until” mean “to but excluding, and in setting deadlines or other periods, “by” means “on or before,” and “after” means “from and after”.
[remainder of page intentionally left blank]

Schedule I to Appendix A
Permissible Static Pool Loss Ratio

Months Elapsed	%
1	0.00%
2	0.30%
3	0.55%
4	0.80%
5	1.05%
6	1.30%
7	1.50%
8	1.70%
9	1.90%
10	2.05%
11	2.25%
12	2.40%
13	2.55%
14	2.70%
15	2.80%
16	2.95%
17	3.05%
18	3.20%
19	3.30%
20	3.40%
21	3.50%
22	3.55%
23	3.65%
24	3.70%
25	3.80%
26	3.85%
27	3.95%
28	4.00%
29	4.05%
30	4.10%
31	4.15%
32	4.20%
33	4.25%
34	4.30%
35	4.35%
36	4.35%
37	4.40%
38	4.45%
39	4.50%

Months Elapsed	%
40	4.50%
41	4.55%
42	4.55%
43	4.60%
44	4.60%
45	4.65%
46	4.65%
47	4.65%
48	4.70%
49	4.70%
50	4.75%
51	4.75%
52	4.80%
53	4.80%
54	4.85%
55	4.85%
56	4.90%
57	4.90%
58	4.95%
59	4.95%
60	5.00%
61	5.00%
62	5.00%
63	5.00%

Schedule II to Appendix A
Notice Office
If to LEAF, LEAF III, LEAF Funding and Borrower:
LEAF Equipment Leasing Income Fund III, L.P.
1818 Market Street, 9th Floor
Philadelphia, PA 19103
Tel: (215) 640-6363
Fax:
Attn: Miles Herman
Account Information:
[_________________]
With copies to:
Dar Patel, Esq.
General Counsel
LEAF Financial Corporation
(same info as above)
and:
Stephen T. Whelan, Esq.
Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281
Tel: (212) 912-7654
Fax: (212) 912-7751
If to the Administrative Agent:
Merrill Lynch Bank USA
4 World Financial Center, 10th Fl.
New York, NY 10080
Tel: (212) 449-8059
Fax: (212) 449-9015
Attn: Aeneas Griffin
Account Information:
[_________________]
and

Merrill Lynch Bank USA
2 World Financial Center, 5th Fl.
New York, NY 10281
Tel: (212) 236-2563
Fax: (212) 553-2326
Attn: Chris Gregory
If to the Lenders:
Zane Funding, LLC
4 World Financial Center, 10th Fl.
New York, NY 10080
Tel: (212) 449-8059
Fax: (212) 449-9015
Attn: Aeneas Griffin
Account Information:
[________________]
If to the Custodian:
U.S. Bank National Association
1133 Rankin Street, Suite 100
St. Paul, MN 55116
Tel: (651) 651-5867
Fax: (651) 651-6101
Attn: Account Management / LEAF III – Merrill
If to the Back-up Servicer:
Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services)
1310 Madrid Street
Marshall, MN 56258
Tel: (507) 532-7129
Fax: (866) 806-0775
Attn: Joe Andries

Schedule III to Appendix A
Payment Office
Merrill Lynch Bank USA
4 World Financial Center, 10th Fl.
New York, NY 10080
Tel: (212) 449-8059
Fax: (212) 449-9015
Attn: Aeneas Griffin
and
Merrill Lynch Bank USA
2 World Financial Center, 5th Fl.
New York, NY 10281
Tel: (212) 236-2563
Fax: (212) 553-2326
Attn: Chris Gregory

Exhibit A to Appendix A
Form of Originator Checklist
(As Attached)